Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS OF YOUNG

Independent Auditor’s Reports	2

Consolidated Balance Sheets as of December 31, 2012 and 2011	5

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor) and the Six Months Ended June 30, 2010 (Predecessor)	6

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor) and the Six Months Ended June 30, 2010 (Predecessor)	7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor) and the Six Months Ended June 30, 2010 (Predecessor)	8

Notes to Consolidated Financial Statements as of and for the Years Ended December 31, 2012 and 2011, and for the Six Months Ended December 31, 2010, (Successor) and the Six Months Ended June 30, 2010 (Predecessor)	9

Unaudited Condensed Consolidated Balance Sheets at September 30, 2013 and December 31, 2012	39

Unaudited Condensed Consolidated Statements of Comprehensive Income For the Three and Nine Months Ended September 30, 2013 and 2012	41

Unaudited Condensed Consolidated Statements of Stockholders’ Equity For the Nine Months Ended September 30, 2013	42

Unaudited Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2013 and 2012	43

Notes to Unaudited Condensed Consolidated Financial Statements as of and for the Nine Months Ended September 30, 2013	44

Unaudited Condensed Consolidated Statement of Comprehensive Income for the Three Months Ended December 31, 2012	54

Independent Auditor's Report

To the Board of Directors and Stockholders of New Young Broadcasting Holding Co., Inc.

We have audited the accompanying consolidated financial statements of New Young Broadcasting Holding Co., Inc. ("the Company") and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011 and the related consolidated statements of comprehensive income, of stockholders' equity and of cash flows for each of the two years in the period ended December 31, 2012 and for the period from July 1, 2010 to December 31, 2010.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Young Broadcasting Holding Co., Inc. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 and for the period from July 1, 2010 to December 31, 2010 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the Southern District of New York confirmed the Joint Plan of Young Broadcasting Inc., and its Debtor Subsidiaries under Chapter 11 of the Bankruptcy Code (the "Plan") on May 10, 2010. Confirmation of the Plan resulted in the discharge of all claims against Young Broadcasting Inc. (the "Predecessor") that arose before June 24, 2010 and terminates all rights and interests of equity security holders as provided for in the Plan. The plan was substantially consummated on June 24, 2010 and the Predecessor emerged from bankruptcy as and promptly converted into Young Broadcasting, LLC a Delaware limited liability company. In connection with its emergence from bankruptcy, the Young Broadcasting, LLC adopted fresh start reporting as of June 30, 2010. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 29, 2013

Report of Independent Auditors

To the Board of Directors and Stockholders

New Young Broadcasting Holding Co., Inc.

In our opinion, the accompanying consolidated statements of operations, of stockholders' (deficit) equity and of cash flows for the six months ended June 30, 2010 present fairly, in all material respects, the results of operations and of cash flows of Young Broadcasting Inc. (the "Predecessor") and its subsidiaries for the six months ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Predecessor filed a petition on February 13, 2009 with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Joint Plan of Young Broadcasting Inc, and its Debtor Subsidiaries under Chapter 11 of the Bankruptcy Code (the "Plan") was substantially consummated on June 24, 2010 and the Predecessor emerged from bankruptcy as a wholly-owned subsidiary of New Young Broadcasting Holding Co., Inc. and promptly converted from a Delaware corporation to a Delaware limited liability company named Young Broadcasting, LLC. In connection with its emergence from bankruptcy, Young Broadcasting, LLC adopted fresh-start reporting.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 31, 2011

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Consolidated Balance Sheets as of December 31, 2012 and 2011

	Year Ended December 31,
(amounts in thousands, except per share data)	2012	2011

Assets
Current assets
Cash and cash equivalents	$24,244	$55,559
Trade accounts receivable, less allowance for doubtful accounts of $1,171K in 2012 and $1,157K in 2011	38,073	35,460
Current portion of program license rights	571	47
Current deferred tax asset	1,647	845
Prepaid expenses and other current assets	8,052	3,990
Total current assets	72,587	95,901
Property and equipment, net	100,656	96,333
Program license rights, excluding current portion	227	-
Equity investments	2,870	2,927
Deferred tax asset long term	14,339	33,508
Broadcast licenses	206,200	191,500
Goodwill	51,886	51,521
Definite lived intangible assets, net	33,053	37,158
Other assets, net	1,379	1,753
Total assets	$483,197	$510,601
Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$5,645	$4,606
Accrued salaries and wages	6,146	4,827
Gray equity participation liability	-	8,000
Other accrued expenses and other current liabilities	21,574	7,122
Current installments of program license liability	804	78
Current installments of long-term debt	17,200	8,500
Current installments of obligation under capital leases	115	107
Total current liabilities	51,484	33,240
Deferred tax liability and other long-term tax liabilities	24	22
Long-term debt	135,998	72,789
Obligations under capital leases, excluding current installments	1,149	1,191
Other liabilities	7,551	6,831
Total liabilities	196,206	114,073
Commitments and contingencies (Note 10)
Stockholders’ equity
Successor Class A Common Stock, $.01 par value. Authorized 500,000 shares; issued 65,428 at December 31, 2012 and 72,627 at December 31, 2011	.7	.7
Successor Class B Common Stock, $.01 par value. Authorized 500,000 shares; issued 0 at December 31, 2012 and 2,011 at December 31, 2011	-	.02
Additional paid-in capital	132,999	277,999
Accumulated other comprehensive loss	(987)	(487)
Retained earnings	154,936	119,015
Total New Young stockholders’ equity	286,949	396,528
Noncontrolling interests	42	-
Total stockholders’ equity	286,991	396,528
Total liabilities and stockholders’ equity	$483,197	$510,601

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Consolidated Statements of Comprehensive Income

for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor)

and the Six Months Ended June 30, 2010 (Predecessor)

			Successor	Predecessor
			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,
	2012	2011	2010	2010
(amounts in thousands)

Net operating revenue	$228,183	$174,520	$103,187	$84,307
Operating expenses, excluding depreciation expense	68,899	61,846	30,781	28,410
Amortization of program license rights	9,022	9,780	5,673	5,363
Selling, general and administrative expenses	55,000	53,851	26,270	25,533
Depreciation and amortization	16,179	13,896	6,896	6,823
Write-off of intangible asset	-	978	-	-
Loss (gain) on disposal of property and equipment, net	59	683	(28)	(1,134)
Corporate overhead, excluding depreciation and amortization expense	23,531	12,182	8,487	5,815
Operating income	55,493	21,304	25,108	13,497

Interest expense	(7,830)	(7,240)	(3,544)	(12,093)
Loss on extinguishment of debt	-	(915)	-	-
Other income/ (expense), net	8,680	(675)	(59)	(171)
	850	(8,830)	(3,603)	(12,264)
Income before reorganization items and income taxes	56,343	12,474	21,505	1,233
Reorganization items, net	-	(1,350)	(6,780)	518,006
Fresh-start adjustments	-	-	-	90,868
Benefit (expense) for income taxes	(20,380)	92,800	366	(480)
Net income	$35,963	$103,924	$15,091	$609,627

Net Income attributable to the noncontrolling interests	42	-	-	-
Net Income attributable to New Young	$35,921	$103,924	$15,091	$609,627

Other comprehensive income, after tax:
Change in unrecognized amounts included in pension obligations net of tax $318K in 2012 and $363K in 2011 and $0 in 2010	(500)	(1,159)	672	(1,965)
Total Comprehensive Income	35,463	102,765	15,763	607,662
Other comprehensive income attributable to noncontrolling interest	-	-	-	-

Total Comprehensive Income attributable to New Young	$35,421	$102,765	$15,763	$607,662

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Consolidated Statements of Stockholders’ Equity

for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor)

and the Six Months Ended June 30, 2010 (Predecessor)

	Common Stock		Additional Paid-In	Retained	Accumulated Comprehensive	Noncontrolling	Total New Young Stockholders'
	Class A	Class B	Capital	Earnings	(Loss) Income	Interest	Equity
	amounts in thousands
Predecessor
Balances at December 31, 2009	$22	$2	$401,781	$(1,004,668)	$(5,435)	$-	$(608,298)
Restricted stock plan compensation	-	-	635	-	-	-	635
Net income				609,627			609,627
Change in unrecognized amounts included in pension obligation					(1,965)		(1,965)
Cancellation of Predecessor common stock	(22)	(2)	(402,416)				(402,440)
Elimination of accumulated deficit and accumulated other comprehensive loss				395,041	7,400	-	402,441
Balances at June 30, 2010	$-	$-	$-	$-	$-	$-	$-
Successor
Balances at June 30, 2010	-	-	-	-	-	-	$-
Issuance of new equity	.7	.06	277,999	-	-	-	278,000
Net income				15,091			15,091
Change in unrecognized amounts included in pension obligation	-	-	-	-	672	-	672
Balances at December 31, 2010	$.7	$.06	$277,999	$15,091	$672	$-	$293,763
Issuance of new equity
Conversion of Class B common stock to Class A common stock	.04	(.04)	-	-	-	-	-
Net income	-	-	-	103,924	-	-	103,924
Change in unrecognized amounts included in pension obligation	-	-	-	-	(1,159)	-	(1,159)
Balances at December 31, 2011	$.7	$.02	$277,999	$119,015	$(487)	$-	$396,528
Conversion of Class B common stock to Class A common stock	.01	(.01)	-	-	-	-	-
Conversion of Warrants to Class A common stock	.17	-	(.17)	-	-	-	-
Repurchase of Securities	(.26)	(.01)	(145,000)				(145,000)
Net income	-	-	-	35,921	-	42	35,963
Change in unrecognized amounts included in pension obligation	-	-	-	-	(500)	-	(500)
Balances at December 31, 2012	$.7	$(.00)	$132,999	$154,936	$(987)	$42	$286,991

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Consolidated Statements of Cash Flows

for the Years Ended December 31, 2012 and 2011, the Six Months Ended December 31, 2010 (Successor)

and the Six Months Ended June 30, 2010 (Predecessor)

(amounts in thousands)	Year Ended December 31, 2012	Year Ended December 31, 2011	Successor Six Months Ended December 31, 2010	Predecessor Six Months Ended June 30, 2010

Operating activities
Net income	$35,963	$103,924	$15,091	$609,627
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	18,669	(92,932)	(366)	480
Depreciation and amortization of property and equipment and intangible assets	16,179	13,896	6,896	6,823
Provision for uncollectible accounts	784	681	523	385
Amortization of program license rights	9,022	9,780	5,673	5,363
Mark to market change in interest rate swap	440	-	-	-
Amortization of debt discount	751	451	216	510
Write-off of intangible assets	-	978	-	-
Decrease in Gray Equity Participation	(8,000)	-	-	-
Gain on insurance proceeds	(328)	-	-	-
Loss on extinguishment of debt	-	915	-	-
Amortization of noncash compensation paid in common stock	-	-	-	635
Reorganization items, net	-	1,350	6,780	(518,006)
Fresh-start adjustments	-	-	-	(90,868)
Loss on disposal of fixed assets	59	683	(28)	(1,134)
(Gain) loss on unconsolidated subsidiaries, net of dividend	98	(8)	33	127
Changes in assets and liabilities
Change in broadcast rights net of liabilities	(8,999)	(9,746)	(5,665)	(5,309)
Increase in trade accounts receivable	(3,050)	(2,280)	(2,636)	1,559
Increase in trade accounts payable	1,060	457	(2,139)	(298)
Increase / (decrease) in accrued expenses and other liabilities	14,764	(7,784)	(80)	(764)
(Increase) / decrease in prepaid expense and other assets	(3,846)	2,046	(1,834)	635
Net cash provided by operating activities	73,566	22,411	22,464	9,765
Investing activities
Capital expenditures	(11,612)	(17,338)	(3,340)	(2,355)
Payment for acquisition of station assets	(19,500)	-	-	-
Proceeds from the disposal of fixed assets	195	101	28	27
Net cash used in investing activities	(30,917)	(17,237)	(3,312)	(2,328)
Financing activities
Principal borrowings under Senior Credit Facility	65,000	85,000	-	-
Principal borrowings under WXXA-TV LLC Bank Credit Facility	22,000	-	-	-
Principal payment under Senior Credit Facility	(15,000)	(75,000)	-	-
Debt issuance costs	(842)	(4,787)	(684)	(567)
Redemption of Common Stock	(145,000)	-	-	-
Principal payments under capital lease obligations	(122)	(92)	(38)	-
Net cash provided by (used in) financing activities	(73,964)	5,121	(722)	(567)
Net (decrease) increase in cash	(31,315)	10,295	18,430	6,870
Cash and cash equivalents
Beginning of period	55,559	45,264	26,834	19,964
End of period	$24,244	$55,559	$45,264	$26,834

Supplemental disclosure of cash flow information
Interest paid	$6,256	$6,213	$3,167	$-
Income tax payments, net	1,449	616	80	117
Supplemental schedule of noncash investing and financing activities
Cancellation of long-term debt	$-	$-	$-	$(822,424)
Issuance of new long-term debt	-	-	75,000	-
Issuance of new equity	-	-	278,000	-

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1.          Basis of Presentation

New Young Broadcasting Holding Co., Inc. (“Young”, the "Company" or “Successor”) conducts its business operations through its direct subsidiary, Young Broadcasting, LLC (the “Young Broadcasting”), and its other indirect subsidiaries, and its business operations consist of twelve network affiliated stations (five with ABC, four with CBS, one with NBC, one with FOX, and one with MyNetworkTV). The markets served by the Company’s stations are located in Lansing, Michigan; Green Bay, Wisconsin; Lafayette, Louisiana; Nashville and Knoxville, Tennessee; Albany, New York; Richmond, Virginia; Davenport, Iowa; Sioux Falls, South Dakota; Rapid City, South Dakota and San Francisco, California. In addition, the accompanying consolidated financial statements include the Company’s wholly-owned national television sales representation firm up through February 28, 2011 at which time the operations were ceased.

The Company announced that Cox Reps, the nation’s largest TV rep firm comprised of TeleRep, HRP, MMT and the digital, multi-platform sales firm Cox Cross Media, would represent it for national sales and established a dedicated sales team. As a result of this decision, the Company’s national sales rep firm, Adam Young Inc. ceased operations during 2011 resulting in the write off of related intangible assets totaling approximately $1.0 million, and the recognition of severance and shutdown costs totaling $1.8 million which have been recorded within selling, general and administrative expenses within the statement of comprehensive income in the year ended December 31, 2011.

As discussed in Note 2, this report includes the results of implementation of the reorganization plan and the adoption of fresh-start reporting on June 30, 2010. References to the “Successor” refer to the Company on or after July 1, 2010, after the application of fresh-start reporting; references to the “Predecessor” refer to Young Broadcasting Inc., which the Company conducted its business operations as prior to July 1, 2010. In accordance with U.S. generally accepted accounting principles, the historical financial statements of the Predecessor are presented separately from Successor in this report.

As discussed in Note 2, the Predecessor and its subsidiaries commenced their Chapter 11 proceedings on February 13, 2009 (the “Petition Date”). On the Petition Date, the Predecessor adopted Accounting Standards Codification 852, Reorganizations (“ASC 852”). ASC 852 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, for periods including and subsequent to the filing of the Chapter 11 petition, ASC 852 does require that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses, gains, and losses that were realized or incurred during the Chapter 11 proceeding have been classified as “reorganization items, net” or “fresh-start adjustments” in the accompanying consolidated statements of comprehensive income.

The Predecessor emerged from bankruptcy protection on June 24, 2010, and adopted fresh-start reporting as of June 30, 2010. The impact of the selection of fresh-start reporting as of June 30, 2010 instead of June 24, 2010 did not result in a material difference to the Predecessor's consolidated results. The adoption of fresh-start reporting resulted in the Predecessor becoming a new entity for financial reporting purposes. Accordingly, the financial statements prior to July 1, 2010 are not comparable to the financial statements for periods on or after July 1, 2010.

Fresh-start reporting provides, among other things, for a determination of the fair value to be assigned to the new equity and debt of the emerging company as of a date selected for financial reporting purposes. The Successor (with the assistance of its independent appraisers) determined its business enterprise value was $353.0 million, based on a discounted cash flow approach, which was verified using a market approach. In order to apply fresh-start reporting, the business enterprise value was adjusted to reorganization value and allocated to the Company’s assets based on their respective fair values as of June 30, 2010.

2.          Proceedings Under Chapter 11 of the Bankruptcy Code

On the Petition Date, the Predecessor and substantially all of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On November 4, 2009, the Debtors filed a joint plan of reorganization (“The Joint Plan of Young Broadcasting Inc., and its Debtor Subsidiaries” or the “Plan”) and a related disclosure statement. The Bankruptcy Court entered an order approving the disclosure statement on November 6, 2009, and entered an order confirming the plan on May 10, 2010. The Plan became effective and the Debtors emerged from Chapter 11 protection on June 24, 2010 (the “Effective Date”).

As of the Effective Date, the Predecessor was discharged and released from certain claims and interests in accordance with the provisions of the Plan. Under the Plan, the Predecessor was reorganized and Young Broadcasting Inc. was converted from a Delaware corporation to a Delaware limited liability company and changed its name to Young Broadcasting, LLC. All of the outstanding equity in Young Broadcasting Inc. was cancelled under the Plan and new equity comprising 100% of the Young Broadcasting, LLC’s equity was issued to a newly created holding company, Young.

Upon emergence from bankruptcy protection, the Predecessor adopted the fresh-start reporting provisions of ASC 852-10, effective June 30, 2010, which was the end of the Predecessor’s accounting period. The impact of the application of fresh-start reporting as of June 30, 2010 instead of June 24, 2010 did not result in a material difference to the Predecessor’s consolidated results. Immediately following the Effective Date, under fresh-start reporting, a new reporting entity was created, and all assets and liabilities were recorded at fair value. Accordingly, the Predecessor's consolidated financial statements for the periods prior to June 30, 2010 are not comparable to the consolidated financial statements for the periods on or after July 1, 2010.

Fresh-start reporting provides, among other things, for a determination of the fair value to be assigned to the new equity and debt of the emerging company as of a date selected for financial reporting purposes. The Successor’s business enterprise value was $353.0 million, upon emergence, as determined by the Successor with the assistance of its independent appraisers. The enterprise value was determined using a discounted cash flow approach, and verified using a market approach. Under fresh-start reporting, the business enterprise value is adjusted to reorganization value and allocated to the Company’s assets and liabilities based on their respective fair values in conforming to the purchase method for accounting for business combinations.

The Plan provided for a cash payment of up to $1.0 million, in the aggregate to the holders of allowed unsecured claims. Under the Plan, the lenders under the Predecessor’s pre-petition Senior Credit Facility received a combination of the equity of Young and notes under a newly issued $75.0 million loan facility under which Young is the borrower. All such securities were issued without registration under the Securities Act of 1933, as amended, or state securities laws, in reliance on Section 1145 of the Bankruptcy Code. Pursuant to the Plan, on the Effective Date, all shares of the Predecessor’s preferred stock securities and common stock securities were canceled and no distribution was made to holders thereof.

During the pendency of the Chapter 11 cases and effective as of the Effective Date, the Company assumed a number of leases and other executory contracts. The Company was required to pay any past due amounts owed under the assumed leases and executory contracts, and made all undisputed cure payments shortly after the Effective Date. All disputes regarding cure payments, either prior to or after the Effective Date, have been resolved. The Company will satisfy its continuing obligations under the assumed leases and contracts in the ordinary course of business. Pre-petition amounts owing under rejected leases and contracts, as well as prospective rejection damages claims, were treated as unsecured claims under the Plan, subject to the $1.0 million aggregate cash payment limit for all general unsecured claims.

In March 2011, the Bankruptcy Court entered a final decree closing the bankruptcy cases of the Predecessor and its subsidiaries.

Below is a summary of the fresh-start and reorganization adjustment to the Predecessor’s June 30, 2010 consolidated balance sheet.

	Predecessor	Reorganization Adjustments (1)		Fresh Start Adjustments		Successor
	(amounts in thousands)
Cash	$26,834					$26,834
AR (net)	31,586	(173)	(2)	4	(5)	31,417
Program rights	102					102
Current deferred tax asset	22					22
Prepaid	3,392					3,392
Total current assets	61,936	(173)		4		61,767
Property and equipment, less accumulated depreciation and amortization	53,465			34,182	(5)	87,647
Program license rights, excluding current portion	12					12
Deposits and other assets	1,387					1,387
Equity investments	3,119			(103)	(5)	3,016
Intangibles
Broadcast licenses	156,975			34,525	(5)	191,500
Network affiliation agreements	47,339			(19,939)	(5)	27,400
Organizational costs	309			(309)	(6)	(0)
AYI contract - Winston	-			1,100	(5)	1,100
Debt issuance costs	2,968	(1,672)	(3)			1,296
Advertiser relationships	-			18,900	(5)	18,900
Other intangibles	166			(166)	(5)	-
Goodwill	-			51,521	(6)	51,521
Total intangibles	207,757	(1,672)		85,632		291,717
Total long term assets	265,740	(1,672)		119,711		383,779

Total assets	$327,676	$(1,845)		$119,715		$445,546

Accounts payable	$3,390	$1,646	(2)			$5,036
Accrued expenses	9,305	729	(2)	185	(5)	10,219
Deferred revenue	1,711			(977)	(5)	734
Gray equity participation	-			8,000	(5)	8,000
Program Liability	119	(16)	(2)			103
Current installments of obligation under capital leases	36					36
Total Current Liabilities	14,561	2,359		7,208		24,128

Liabilities Subject to Compromise	886,953	(886,953)	(2)			-
Long term debt	-	75,000	(4)			75,000
Other Liabilities	9,257			(1,377)	(5)	7,880
Obligations under capital leases, excluding current installments	1,113					1,113
Deferred tax liability	36,409			23,016	(5)	59,425
Total Noncurrent Liabilities	933,732	(811,953)		21,639		143,418

Predecessor common stock	24			(24)	(7)	-
Predecessor additional paid-in capital	402,416			(402,416)	(7)	-
Successor common stock	-	1	(4)			1
Successor additional paid in capital	-	277,999	(4)			277,999
Accumulated other comprehensive (loss)	(7,400)			7,400	(7)	-
(Accumulated deficit) retained earnings	(1,015,657)	529,749	(2)	485,908	(7)	-
Stockholders (Deficit) / Equity	(620,617)	807,749		90,868		278,000

Total liabilities & stockholders' equity	$327,676	$(1,845)		$119,715		$445,546

Explanatory Notes
(1)

Represents amounts recorded on the Effective Date for the implementation of the Plan, including settlement of liabilities subject to compromise and related payments, the issuance of new debt and extinguishment of old debt, and the issuance of new equity (common stock and warrants)

(2)

Reflects the discharge of the Predecessor's pre-petition liabilities in accordance with the Plan, including the reclassification of remaining liabilities that had been subject to compromise to the appropriate liability accounts:

Liabilities subject to compromise discharged at emergence:
Liabilities subject to compromise	$886,953
Pre-petition claims to be satisfied	(1,646)
Write-off of debt issuance costs	(2,401)
Issuance of New Term Loan	(75,000)
Issuance of New Equity	(278,000)
Other	(157)
Gain on settlement of Liabilities subject to compromise	$529,749

(3)	Reflects the write-off of debt issuance costs associate with Predecessor debt ($2,401) and the addition of the debt issuance costs associated with the New Term Loan and the Revolving Loan ($729)
(4)	Reflects the issuance of new Successor common stock, warrants and the new $75.0 million term loan to pre-petition creditors, and the cancellation of the Predecessor common stock
(5)

Reflects the revaluation of the carrying values of assets and liabilities to reflect estimated fair values, as well as the recognition of certain intangible assets and other liabilities, in accordance with fresh-start reporting as of the Effective Date

(6)	Reflects recording of goodwill for the amount of the reorganization value in excess of the amount allocated to the specifically identifiable intangible assets
Reconciliation of enterprise value to reorganization value
Total enterprise value	$353,000
Plus: Working capital	24,128
Plus: Other liabilities (excluding debt)	68,418
Reorganization value of Young	$445,546

(7)	Reflects elimination of the Predecessor's historical accumulated deficit and other equity accounts

The following table summarizes the components included in reorganization items, net, in the Company’s consolidated statement of comprehensive income during the year ended December 31, 2011, the six months ended December 31, 2010 and the six months ended June 30, 2010. No reorganization items or fresh start adjustments were recognized during the year ended December 31, 2012.

(amounts in thousands)	Year Ended December 31, 2011	Successor Six Months Ended December 31, 2010	Predecessor Six Months Ended June 30, 2010

Professional fees	$1,543	$6,222	$11,058
Gain on liabilities subject to compromise	(340)	-	(529,749)
Insurance contract write off	-	-	397
Executive legal settlement	-	290	-
Trustee fees	111	243	209
Tax expenses	-	1	77
Other	36	24	2
Total reorganization items, net	$1,350	$6,780	$(518,006)
Fresh-start adjustments	$-	$-	$(90,868)

3.          Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries and variable interest entities for which the Company is considered to be the primary beneficiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

For equity investments in which the Company owns between 20% and 50% of voting shares and has significant influence over operating and financial policies, the equity method of accounting is used. Five of the Company’s stations have equity method investments in third parties that operate transmitting towers used by the Company. Accordingly, the Company’s share in earnings and losses of these equity investments are included in other expense, net in the accompanying consolidated statements of comprehensive income of the Company. The Company’s share of equity income (loss) was approximately $(0.1) million for the year ended December 31, 2012, less than $0.1 million for the year ended December 31, 2011, a loss of $0.2 million for the six months ended December 31, 2010 and a loss of $0.1 million for the six months ended June 30, 2010.

The Company consolidates variable interest entities ("VIE’s") when it is the primary beneficiary of the entity, in accordance with the VIE accounting guidance.  In determining whether the Company is the primary beneficiary of a VIE for financial reporting purposes, the Company considers whether it has the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and whether it has the obligation to absorb losses or the right to receive returns that would be significant to the VIE.  Assets of consolidated VIE’s can only be used to settle the obligations of that VIE.  During the year ended December 31, 2012 the company consolidated the results of WXXA-TV LLC (“WXXA”) pursuant to the VIE accounting guidance (See Note 4).

Concentration of Credit Risk

The Company provides advertising airtime to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer’s financial condition, and advance payment is not generally required. Credit losses are provided for in the consolidated financial statements.

Financial instruments that potentially subject the Company to concentrations of risk primarily include cash and trade receivables. The Company invests cash with high-quality credit institutions and limits the amount of credit exposure with any one financial institution. The Company sells its services to a large number of diverse customers in a number of different industries, thus spreading trade credit risk.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. The principal areas of judgment relate to the allowance for doubtful accounts, the realizabilty of program license rights, valuation of barter arrangements, the useful lives and the carrying value of intangible assets and property and equipment, impairment assessments of intangible assets and goodwill, pension benefit obligations, tax valuation allowances and tax reserves, valuation of acquired assets and assumed liabilities, and fresh start adjustments. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Trade Accounts Receivables

Trade accounts receivables are recorded at the invoice amount and do not bear interest. Credit is extended to the Company’s customers based upon an evaluation of the customer’s financial condition and collateral is not required from such customers. The allowance for doubtful accounts is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company monitors the collection of receivables and maintains an allowance based upon the aging of such receivables and specific collection issues that may be identified. The Company reviews its allowance for doubtful accounts quarterly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and potential for recovery is considered remote. The Company does not have any off-balance-sheet exposures related to its customers.

Program License Rights

Program license rights are recorded as assets when the license period begins and the programs are available for use. Capitalized program license rights are stated at the lower of unamortized cost or estimated net realizable value. Program license rights are amortized to operating expense over the estimated broadcast period in an amount equal to the relative benefit that is expected to be derived from the airing of the program. Program license rights with lives greater than one year, in which the Company has the right to multiple showings, are amortized using an accelerated method. Program rights with lives of one year or less are amortized on a straight-line basis over the life of the program. Capitalized program rights expected to be amortized in the succeeding year and amounts payable within one year are classified as current assets and liabilities, respectively. Capitalized program license rights are evaluated on a periodic basis to determine if estimated future net revenues support the recorded basis of the asset. If the estimated net revenues are less than the current carrying value of the capitalized program rights, the Company will reduce the program rights to net realizable value.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation other than the Predecessor assets and assets acquired through business combinations which, consistent with applicable accounting guidance were recorded at fair market value, at the Effective Date and the date of the business combination respectively. Equipment under capital leases are stated at the present value of the future minimum lease payments at the inception of the lease, less accumulated depreciation. Major renewals and improvements are capitalized to the property and equipment accounts. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

Depreciation and amortization of property and equipment are calculated on the straight-line basis over the estimated useful lives of the assets. Equipment held under capital leases are generally amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The estimated useful lives of depreciable assets are as follows:

Estimated Useful Lives

Classification
Land improvements	10-30 years
Buildings and building improvements	10-30 years
Broadcast equipment	5-10 years
Office furniture, fixtures and other equipment	5-10 years
Vehicles	3-5 years

Property and equipment at December 31, 2012 and 2011 consist of the following:

(amount in thousands)	2012	2011

Land and land improvements	$24,622	$24,025
Buildings and building improvements	31,961	30,270
Broadcast equipment	51,282	41,308
Office furniture, fixtures and other equipment	5,420	3,464
Vehicles	4,727	3,938
Assets in service	118,012	103,005
Equipment not yet placed into service	2,921	4,075
Total fixed assets	120,933	107,080
Less: Accumulated depreciation	20,277	10,747
	$100,656	$96,333

Depreciation expense, including capitalized lease amortization was approximately $9.9 million for the year ended December 31, 2012, $7.8 million for the year ended December 31, 2011, $3.7 million for the six months ended December 31, 2010 and $5.3 million for the six months ended June 30, 2010. Accumulated amortization on capitalized leases as of December 31, 2012 and 2011 is $.3 million and $.2 million, respectively.

In 2004, the FCC approved a spectrum allocation exchange between Sprint Nextel Corporation (“Nextel”) and public safety entities to eliminate interference being caused to public safety radio licenses by Nextel’s operations. This transaction began on a market-by- market basis beginning in the third quarter of 2007 and the exchange was completed in early 2010. The equipment that the Predecessor received under this arrangement is recorded at its estimate fair value and depreciated over estimated useful lives ranging from 5 to 15 years. Management’s determination of fair market value is derived from the most recent prices paid to manufacturers and vendors for the specific equipment acquired. As equipment is exchanged, the Predecessor recorded a gain to the extent that the fair market value of the equipment received exceeded the carrying value of the equipment relinquished. For the six months ended June 30, 2010, the Predecessor recognized a gain of approximately $1.1 million, resulting from the receipt of new equipment and the retirement of the replaced equipment. As part of fresh-start reporting, this equipment was revalued as of the Effective Date as described herein.

Intangible Assets

Indefinite and definite lived intangible assets are as follows:

	2012			2011
(amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Indefinite lived intangible assets
Broadcast licenses	$206,200	$-	$206,200	$191,500	$-	$191,500
Goodwill	51,886	-	51,886	51,521	-	51,521
Total indefinite lived intangible assets	$258,086	$-	$258,086	$243,021	$-	$243,021
Definite lived intangible assets
Network affiliations	$28,600	$(3,435)	$25,165	$27,400	$(2,055)	$25,345
Customer relationships	19,700	(11,812)	7,888	18,900	(7,087)	11,813
Total definite lived intangible assets	$48,300	$(15,247)	$33,053	$46,300	$(9,142)	$37,158

Broadcast licenses and goodwill are reviewed annually for impairment or whenever an impairment indicator arises. The Company performs its annual impairment test as of October 31. Goodwill is tested for impairment at the reporting unit level, which is one level below or the same as an operating segment. The first step of the goodwill impairment test examines whether the book value of each of the Company’s reporting units exceeds its fair value. If the book value of the reporting unit exceeds its fair value, the second step of the test required the Company to then compare the implied fair value of that reporting units’ goodwill with the book value of its goodwill to determine the amount of the impairment charge, if any. For the years ended December 31, 2012 and 2011, and the periods ended December 31, 2010 and June 30, 2010, no impairment charges were recorded.

For the purposes of the annual goodwill impairment test, the Company uses an income approach to determine the fair value of each reporting unit based on the present value of future cash flows, or discounted cash flow. For the 2012 goodwill impairment test, the Company used a discount rate of 10.0% and long term growth rates of 2% to determine the present value of the reporting units. The Company considered but did not use a Market Comparable Method, however, market multiples were evaluated to assess the reasonableness of the income approach.

The Company tests the broadcast licenses for impairment on a station-by-station basis by comparing the carrying value of the broadcast licenses with their fair values using a “Greenfield” income approach. Under this approach, the broadcast license is valued by analyzing the estimated after-tax discounted future cash flows of the station. The assumptions used in the discounted cash flow models include: (a) forecasted revenue growth rates for each geographic market in which the station operates; (b) market share and profit margin of an average station within a market; (c) estimated capital start-up costs and losses incurred during the early years; (d) risk-adjusted discount rate; and (e) expected growth rates in perpetuity to estimate terminal values. The Company determined the discount rates using a weighted average cost of capital model. The base discount rate is not specific to the Company or to the stations but is based upon a rate that would be expected by a typical market participant. The Company used a discount rate of 10.0% and long term growth rates of 2%. If the carrying amount of the FCC license is greater than its estimated fair value, the carrying amount of the FCC license is written down to its estimated fair value.

Definite lived intangible assets primarily include advertiser and network affiliate relationships. These assets are being amortized in relation to the economic benefits of such assets over the total estimated useful life. Network affiliation relationships are amortized over 20 years and other definite lived intangible assets are amortized over a period of 4 to 6 years.

As part of an ongoing review of the valuation and amortization of other intangible assets of the Company and its subsidiaries, management assesses the carrying value of definite lived intangible assets if facts and circumstances suggest that there may be impairment. If this review indicates that definite lived intangible assets will not be recoverable as determined by an undiscounted cash flow analysis of the operating assets over the remaining amortization period, their respective carrying values would be reduced to their estimated fair value. As a result of the Adam Young shutdown as discussed in Note 1, the Company wrote off the unamortized balance of the intangible asset associated with the Winston Agreement of $1.0 million as of December 31, 2011. There were no impairments of definite lived intangible assets for the year ended December 31, 2012 or during the six months ended December 31, 2010 or June 30, 2010.

Aggregate amortization expense for each of the years ended December 31, 2012 and December 31, 2011 was $6.1 million. Amortization expense for the periods ended December 31, 2010 and June 30, 2010 was $3.1 million and $1.5 million, respectively. The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the years, 2013 through 2017 to be as follows:

(amounts in thousands)
	2013	2014	2015	2016	2017	Thereafter
	6,315	3,952	1,590	1,590	1,583	18,022

Deferred Charges

Deferred charges at December 31, 2012 and 2011 are included in Other Assets, net on the consolidated balance sheet and consist of the following:

(amounts in thousands)	2012	2011

Debt issuance costs	$1,343	$1,045
Less: Accumulated amortization	(218)	(9)
	$1,125	$1,036

Debt issuance costs are deferred when funded and are amortized over the term of the related debt and included in interest expense.

On the Effective Date, the Predecessor  adjusted the debt issuance costs associated with its senior credit facility, resulting in a charge of $2.4 million, which was classified as Reorganization items, net in the Consolidated Statement of Comprehensive Income for the period ended June 30, 2010. The Company capitalized debt issuance costs associated with the Emergence Term Loan of approximately $0.6 million.

In connection with the pay-down of the $75.0 million Emergence Term Loan with the proceeds of the $175.0 million Credit Facility (further described in Note 6), the Company expensed the remaining debt issuance costs and debt discount associated with the Emergence Term Loan of approximately $0.7 million and recorded it as a component of the loss on extinguishment of debt for the year ended December 31, 2011.

In December 2011, the Company capitalized approximately $1.0 million of fees associated with the new $175.0 Credit Facility which is amortized over the term of the related debt and included as a component of interest expense.

In December 2012, the Company capitalized approximately $0.3 million of fees associated with the $22.0 million WXXA Credit Facility which is amortized over the term of the related debt and included as a component of interest expense. See Note 6 for more information.

Accrued Expenses

Accrued expenses consist of the following as of:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
(amounts in thousands)
Accrued management and consulting fees	$9,862	$245
Network compensation accrued payment	4,131	-
Other accrued expenses	7,581	6,877
	$21,574	$7,122

Accrued Salaries and Wages

Accrued salaries and wages consist of the following as of:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
(amounts in thousands)
Accrued bonuses	$2,821	$822
Other accrued salaries and wages	3,325	4,005
	$6,146	$4,827

Revenue Recognition

Substantially all of the Company’s net operating revenue is comprised of gross revenue from the sale of advertising time on its television stations less agency commissions. Advertising revenue represented approximately 84% and 88% of total revenues for the years ended December 31, 2012 and December 31, 2011, respectively. Advertising revenue represented approximately 94% and 91% of total revenues for the six month periods ended December 31, 2010 and June 30, 2010, respectively.

Advertising Revenues

Advertising revenues are recognized net of agency commissions and in the period in which the commercial is broadcast.

Other Revenue

The Company generates revenue from other sources, which include commercial production, internet sales, trade shows and tower space rental income. Also included in other revenue is retransmission consent revenue, whereby the Company receives consideration from certain satellite and cable providers in return for the Company’s consent to the retransmission of the signals of the Company’s television stations. Retransmission consent revenue is recognized on a per subscriber basis in accordance with the terms of each contract.

Barter Arrangements

The Company, in the ordinary course of business, provides advertising airtime to certain customers in exchange for products or services. Barter transactions are recorded on the basis of the estimated fair market value of the advertising spots to be delivered. Revenue is recognized as the related advertising is broadcast and expenses are recognized when the merchandise or services are consumed or utilized. The Company has entered into barter agreements with program syndicators for television programs with an estimated fair market value, recorded as assets and liabilities of $1.9 million and $1.7 million for the year ended December 31, 2012 and December 31, 2011, respectively. Barter revenue programming transactions amounted to approximately $2.7 million and $2.6 million for the years ended December 31, 2012 and December 31, 2011, respectively. Barter revenue programming transactions amounted to approximately $1.1 million and $0.9 million for the six month periods ended December 31 2010 and June 30, 2010, respectively.

Network Compensation

Five of the Company’s twelve stations are affiliated with ABC, four are affiliated with CBS, one is affiliated with NBC, one is affiliated with FOX, and one is affiliated with MyNetworkTV. Network compensation is determined based on the contractual arrangements with the Company’s affiliates and is recognized within operating expenses over the term of the arrangement. Network compensation amounted to $8.9 million and $3.1 million for the years ended December 31, 2012 and 2011, respectively. Network compensation was approximately $1.2 million and $2.7 million for the six month periods ended December 31 2010 and June 30, 2010, respectively.

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return, and combined and separate state tax returns as appropriate. In addition, partnership returns are filed for its three partnerships. Since the partners are all participants in the consolidation, all partnership income or losses are ultimately included in the consolidated federal income tax return.

The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. A valuation allowance is applied against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information. The Company recognizes interest and penalties relating to income taxes within income tax expense.

Accumulated Other Comprehensive Loss

Other comprehensive loss for the years ended December 31, 2012 and December 31, 2011 was approximately ($0.5) million and ($1.2), respectively. Other comprehensive income (loss) for the six month periods ended December 31, 2010 and June 30, 2010 was approximately $0.7 million and $(2.0) million, respectively. Other comprehensive (loss) income for all periods presented consists of the unrecognized actuarial (loss) income on the pension plan (see Consolidated Statements of Stockholders’ Equity).

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair value. See Note 6 for fair value of long-term debt.

Impact of Recently Issued Accounting Standards

Fair Value Measurements

During the year ended December 31, 2012, the Company adopted the Financial Accounting Standards Board's ("FASB") amended guidance which clarifies the FASB's intent about the application of existing fair value measurement requirements and changes certain principles and requirements for measuring fair value and for disclosing information about fair value measurements. The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.

Statement of Comprehensive Income

In June 2011, the FASB issued a new accounting standard requiring most entities to present items of net income and other comprehensive income either in one continuous statement — referred to as the statement of comprehensive income — or in two separate, but consecutive, statements of net income and comprehensive income.  The update does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The new standard included a requirement to present reclassification adjustments out of accumulated other comprehensive income by component on the face of the financial statements. The new standard is effective for fiscal years ending after December 15, 2012 and was adopted by the Company on a retrospective basis in 2012.

Revenue Arrangements with Multiple Deliverables

On January 1, 2011, the Company adopted revised FASB guidance on revenue arrangements with multiple elements. This guidance allows the use of the Company's estimated selling prices as the value for deliverable elements under certain circumstances and eliminates the use of the residual method for allocation of deliverable elements. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

Goodwill and Indefinite Lived Assets Impairment Testing

In September 2011, the Financial Accounting Standards Board (“FASB”) issued amended guidance on goodwill impairment testing. Under this guidance, the Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on this assessment the Company determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The adoption of this guidance which is effective for fiscal years beginning after December 15, 2011 did not have an effect on the Company’s consolidated financial statements, as the Company did not elect to perform a qualitative assessment.

Fair Value Hierarchy Disclosures

In January 2010, the FASB issued authoritative guidance which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuance and settlements in the roll forward of activity on Level 3 fair value measurements. This guidance was effective for the Company January 1, 2010, except for the Level 3 activity disclosures, which was effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s financial position or results of operations.

Accumulated Other Comprehensive Income

In February 2013, the FASB issued guidance related to items reclassified from accumulated other comprehensive income. The new guidance requires either in a single note or parenthetically on the face of the financial statements: (i) the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and (ii) the income statement line items affected by the reclassification. This guidance is effective for fiscal years beginning January 1, 2013 with early adoption permitted. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

In July 2012, the FASB issued Accounting Standards Update No. 2012-03, Intangibles – Goodwill and Other (Topic 350):  Testing Indefinitely-Lived Intangible Assets for Impairment.  This update allows the option of assessing qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.  An entity is required to perform quantitative tests only in those cases where it is more likely than not that the indefinite-lived intangible asset is impaired.  The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  The Company does not expect the adoption of this standard to have a material impact on its consolidated results of operations and financial condition.

Reclassifications and Corrections

Certain prior year balances have been reclassified to conform to the presentation adopted in the current fiscal year.

In January 2014, the Company identified an omitted deferred tax asset that related to prior periods.  The Company’s deferred tax asset and its retained earnings were understated by $1.8 million in the December 31, 2011 and 2012 consolidated balance sheets.  The 2011 consolidated statements of comprehensive income understated the income tax benefit and therefore net income and comprehensive income by the same amount.  In 2011, the Company determined that it no longer needed a valuation allowance against its deferred tax asset and the Company recorded a $95 million benefit by eliminating this valuation allowance.  It should have recorded a $96.8 million benefit.  This error was not material to the 2011 income statement nor was it material to either of the 2011 or 2012 balance sheets presented.  It had no effect on cash flows.  In order to correct this immaterial misstatement, the Company has revised the 2011 reported income tax benefit from $91 million to $92.8 million. This increased net income from $102,163 to $103,924 for the year ended December 31, 2011. It has increased deferred tax assets and retained earnings by $1.8 million on the December 31, 2011 and 2012 balance sheets and made attendant changes to the statement of cash flows (a $1.8 million increase to net income and a $1.8 million increase the deferred income tax benefit reconciling item; no change to operating cash flows) and statements of stockholders’ equity.

4.         WXXA-TV LLC

Effective December 13, 2012, WXXA, a wholly-owned subsidiary of an unrelated party, Shield Media LLC. (“Shield Media”), entered into an asset purchase agreement to purchase certain assets (including the FCC license) of the WXXA television station in Albany, NY, from Newport Television License LLC ("Newport"). Concurrent with this agreement, the Company entered into a joint sales agreement ("JSA") and a shared services agreements ("SSA") to provide certain sales, operational and administrative services to WXXA. The initial terms of the JSA and SSA are eight years from the commencement, and the agreements may be automatically renewed for successive 2 year renewal terms.  WXXA paid $19.5 million in cash to purchase the station assets which was financed through third party financing which was jointly guaranteed by the Company and Shield Media. See Note 6 for more information.

The Company has determined that WXXA is a VIE and that based on the terms of the JSA and SSA and the guarantee of WXXA's debt, it is the primary beneficiary of the variable interests since the Company has the power to direct the activities which significantly impact the economic performance of the VIE through the sales and other services provided (subject to approval by WXXA), and the Company absorbs losses that would be considered significant to WXXA.  As a result of this determination, the financial results of WXXA since December 13, 2012 have been consolidated by the Company in accordance with the VIE accounting guidance.

Under the variable interest entity accounting guidance, the business combinations standard is the applicable guidance for initial measurement of the assets and liabilities of the consolidated VIE. As such, under the acquisition method of accounting, the results of WXXA have been included in the financial statements of the Company beginning December 13, 2012. The initial purchase price of $19.5 million has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The initial allocated fair value of acquired assets and assumed liabilities, which represents the assets and liabilities of the VIE, is summarized as follows:

Year Ended
December 31,
2012
(amounts in thousands)
Programming asset	$820
Programming liability	(1,182)
Property and equipment	2,738
Broadcast Licenses	14,700
Definite-lived intangible assets	2,000
Goodwill	364
Other assets	60
Total	$19,500

The preliminary allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $1.2 million and advertiser relationships of $0.8 million. These intangible assets will be amortized over the estimated remaining useful lives of 20 years for network affiliations and 5 years for the advertiser relationships.

Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.

Acquired program license rights will be amortized to operating expense over the estimated broadcast period in an amount equal to the relative benefit that is expected to be derived from the airing of the program, or on a straight line basis over the life of the program where the expected useful life is one year or less.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and liabilities acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies.

The results of operations for the year ended December 31, 2012 include the results of WXXA station since December 13, 2012. Net broadcast revenues and operating income of WXXA included in our consolidated statements of comprehensive income, were $0.5 million and less than $0.1 million for the year ended December 31, 2012, respectively.

There were no assets and liabilities of WXXA in the consolidated balance sheet as of December 31, 2011. The carrying amounts and classification of the assets and liabilities of WXXA which have been included in our consolidated balance sheet as of December 31, 2012 were as follows (in thousands):

Year Ended December 31,
(amounts in thousands, except per share data)	2012

Assets
Current assets
Cash and cash equivalents	$1,589
Trade accounts receivable, less allowance for doubtful accounts of $0K in 2012	493
Current portion of program license rights	557
Current deferred tax asset	-
Prepaid expenses and other current assets	1,983
Total current assets	4,622
Property and equipment, net	2,726
Program license rights, excluding current portion	227
Equity investments	-
Deferred tax asset long term	-
Broadcast licenses	14,700
Goodwill	364
Definite lived intangible assets, net	1,991
Other assets, net	304
Total assets	$24,934
Liabilities
Current liabilities
Trade accounts payable	$278
Accrued salaries and wages	-
Accrued expenses	2,054
Current installments of program license liability	721
Current installments of long-term debt	-
Current installments of obligation under capital leases	-
Total current liabilities	3,053
Deferred tax liability and other long-term tax liabilities	-
Long-term debt	21,427
Obligations under capital leases, excluding current installments	-
Other liabilities	410
Total liabilities	$24,890

5.             Program License Liability

Unpaid program license liabilities totaled $1.2 million and less than $0.1 million as of December 31, 2012 and 2011 respectively, of which $0.4 million and $0 were payable in greater than one year and included in other liabilities. The obligation for programming that has been contracted for, but not recorded in the accompanying balance sheet because the program rights were not currently available for airing, aggregated approximately $15.1 million at December 31, 2012 and $20.7 million at December 31, 2011.

6.             Debt

Debt at December 31, 2012 and 2011 consisted of the following:

(amounts in thousands)	2012	2011

Senior Credit Facility	$135,000	$85,000
WXXA-TV Senior Credit Facility	22,000	-
Debt discount	(3,802)	(3,711)
Total Debt	153,198	81,289

Less:
Schedule current maturities	(17,200)	(8,500)
Long-Term debt excluding current installments	135,998	72,789

Senior Credit Facility

On December 13, 2011, Company entered into a $175.0 million senior credit facility (“Senior Credit Facility”), which provides for a $150.0 million term loan (“Senior Term Loan”) and a $25.0 million revolving credit facility (“Senior Revolving Credit Facility” or “Revolver”). The Senior Term Loan was available in up to three draws. On December 13, 2011, $85.0M of the Senior Term Loan was borrowed. As of December 31, 2011, two additional draws totaling up to $65.0M were available to be drawn prior to June 13, 2012. Approximately $76.5 million of the proceeds of the Senior Term Loan were used to pay the Emergence Term Loan (plus related interest and fees) and another $4.2 million was used to repay the 2010 Revolving Loan. As of December 31, 2011, the Company paid a commitment fee at the rate of 1.0% per annum on the unused available commitments to advance the Senior Term Loan and a commitment fee of and 0.5% per annum on the unused available commitments to advance the Senior Revolving Credit Facility. The Company capitalized approximately $1.0 million of fees associated with the new Senior Credit Facility.

On February 23, 2012, the Company drew down $65.0 million, from the Senior Term Loan to partially fund the February 2012 tender offer (See Note 7). The Senior Credit Facility required quarterly principal payments of approximately $3.8 million commencing with the quarter ended March 31, 2012, which payments are subject to scheduled increases.  Any remaining balance will be due at maturity of the term loan.  The Senior Term Loan and Senior Revolving Credit Facility will mature on December 13, 2016.  As of December 31, 2012, the Senior Term Loan was fully drawn and the full $25.0 million was available under the Senior Revolving Credit Facility.

The Senior Credit Facility has a variable interest rate of either LIBOR or Base rate plus applicable. The Senior Credit Facility contains covenants related to the satisfaction of financial tests.  The consolidated debt to EBITDA ratio was required to be less than 3.75 to 1.00 through the quarter ended December 31, 2012.  After that date the ratio ranges from 3.50 to 1.00 to 3.00 to 1.00. The consolidated interest expense to EBITDA ratio was required to be at a minimum of 3.00 to 1.00 through the quarter ended December 31, 2012. Capital expenditures were not to exceed $16.5 million for the year ended December 31, 2012. In subsequent years, the Company is permitted to spend a maximum of $11.5 million for 2013 and $10.0 million for 2014 and beyond. The Company was in compliance with all covenants associated with the Senior Credit Facility throughout 2012 and 2011.

As of December 31, 2012, the London Interbank Offered Rate (“LIBOR”) and the base rate, which is generally equal to the lender’s prime rate, applicable to our outstanding balance was 0.25% and 3.75%, respectively.   The interest was based on base plus the applicable rate for an interest rate of 4.0%.  As of December 31, 2012 the LIBOR rate was 0.22% plus a spread of 3.75% for an all-in rate of 3.97%. The applicable base rate was 3.25% plus a spread of 2.75% for an all-in rate of 6.00%. As of December 31, 2012, there were no outstanding amounts under the Revolver. Therefore a 0.50% commitment fee is based on the amount of the undrawn $25.0 million revolver commitment applied. For the years ended December 31, 2012 and 2011, interest expense related to the Senior Credit Facility was approximately $6.5 million and $0.3 million, respectively.

As of December 31, 2012 and 2011, the fair value of the Senior Credit Facility approximated the principal value of $150.0 million and $85.0 million respectively.

On July 26, 2012, the Company entered into the First Amendment to its December 11, 2011 Senior Credit Facility.  This amendment provided the Company the ability to enter into a financial relationship with its shared services partner, WXXA-TV, LLC.  WXXA had recently announced its intention to purchase the assets of WXXA-TV from Newport Television and Young, as the shared services provider was guaranteeing WXXA’s $22.0 million loan.  The amendment also would provide for future transactions of this nature, subject to certain limitations set forth in the amended Credit Agreement.

On November 29, 2012, the Company entered into the Second Amendment to its December 11, 2011 Senior Credit Facility.  This amendment provided the Company the ability to fund the tender offer to purchase 6,250 outstanding securities at a total price of $25.0 million (See Note 7).

Swap

On March 13, 2012, the Company entered into a swap agreement which hedged $75 million or 50% of its debt. The Company currently uses a mark to market approach to value the swap. At December 31, 2012, the Company recorded an expense of $.4 million related to this swap arrangement within other income/expense of the consolidated statements of comprehensive income.

           WXXA-TV LLC Credit Facility

WXXA, a consolidated VIE, entered into a $22.0 million credit agreement (“WXXA Credit Facility”) with a third party on December 13, 2012 in order to fund the purchase of the assets of a television station in Albany, N.Y. (See Note 4). The WXXA Credit Facility matures on December 13, 2016 and bears interest of 4.97%. The Company irrevocably and unconditionally guaranteed the debt of WXXA on a joint and several basis with Shield Media LLC., the immediate parent of WXXA.

As of December 31, 2012, the outstanding principal amount of the debt was $22.0 million. For the year ended December 31, 2012, the interest expense relating to the WXXA facility was $0.1 million and the interest rate was 3.67%.

Debt Discount

In connection with the Senior Credit Facility the Company paid approximately $3.7 million of fees to the creditor, which has been recorded as a debt discount for the year ended December 31, 2011 and will be amortized over the term of the Senior Credit Facility. As discussed in Note 3, the Company expensed the remaining debt discount associated with the Emergence Term Loan and the 2010 Revolving Credit Facility, net of accumulated amortization, and recorded it as a loss on extinguishment of debt for the year ended December 31, 2011.

In connection with the closing of the First and Second Amendments to the Senior Credit Facility and the WXXA Credit Agreement, the Company paid approximately $0.8 million of fees to the creditor, which have been recorded as a debt discount for the year ended December 31, 2012 and will be amortized over the term of the Senior Credit Facility.

Emergence Term Loan

On the Effective Date, debt outstanding under the Predecessor’s senior credit facility was converted into a new term loan with Young as the borrower (the “Emergence Term Loan”). During 2011, the Emergence Term Loan of $75.0 million was paid in full and therefore had no balance outstanding as of December 31, 2011. The Emergence Term Loan had a variable interest rate of LIBOR plus a margin of 5.00% and a LIBOR floor of 3.0%. Interest expense related to the Emergence Term Loan for the year ended December 31, 2011 and the six months ended December 31, 2010, was $6.6 and $3.2 million, respectively.

Risk factors related to ability to repay debt

Young conducts its operations through its direct subsidiary, Young Broadcasting, and its other indirect subsidiaries, which guarantee Young Broadcasting’s debt, jointly and severally, fully and unconditionally. As a holding company, Young does not own any significant assets other than the equity in its subsidiaries and is dependent upon the cash flow of its subsidiaries to meet its obligations. Accordingly, Young Broadcasting’s ability to make interest and principal payments when due is dependent upon the receipt of sufficient funds from its subsidiaries, which may be restricted by the terms of existing and future senior secured indebtedness of its subsidiaries, including the terms of existing and future guarantees of indebtedness given by its subsidiaries.

7.         Stockholders’ Equity

Predecessor

Common Stock

The Predecessor’s stockholders’ equity consisted of three classes of common stock designated Class A, Class B and Class C that were substantially identical except for voting rights. The holders of Class A were entitled to one vote per share. Holders of Class B were entitled to 10 votes per share. Holders of Class C were not entitled to vote. Except as set forth in the Predecessor’s Restated Certificate of Incorporation, holders of all classes of common stock entitled to vote will voted together as a single class. Holders of Class C had the ability at any time to convert their shares into the same number of shares of Class A.

Ownership of Class B was restricted to members of management and by, or in trust for, family members of management (“Management Group”). In the event that any shares of Class B held by a member of the Management Group were transferred outside of the Management Group, such shares automatically convert into shares of Class A.

The terms of the Predecessor senior credit facility and the indentures relating to the senior subordinated notes (collectively the “Indentures”) restricted the Predecessor’s ability to pay cash dividends on its common stock. Under the Indentures, the Predecessor was not permitted to pay any dividends on its common stock unless at the time of, and immediately after giving effect to the dividend, no default would result under the Indentures and the Predecessor would have the ability to incur indebtedness. In addition, under the Indentures, dividends could not exceed an amount equal to the Predecessor’s cash flow less a multiple of the Predecessor interest expense, plus the net proceeds of the sale by the Predecessor of additional capital stock.

In connection with the Predecessor's reorganization and emergence from Chapter 11, all of the issued and outstanding the Predecessor common stock, including stock options and restricted and deferred stock, were canceled upon the Effective Date pursuant to the Plan.

Tender Offers

On January 19, 2012 the Company announced an offer to purchase for cash up to an aggregate of 36,364 securities consisting of Class A Common Stock and Class B Common Stock at a purchase price of $3,300 per share and Warrants to purchase Class A Common Stock at a purchase price of $3,300 per warrant (less the exercise price of the warrant) for an aggregate purchase price of $120.0 million.  The tender closed on February 16, 2012 with virtually full participation across the shareholder group as 99.6% of the outstanding securities were submitted for tender.  Total outstanding securities pre-tender were 125,001 consisting of 72,627 Class A shares, 2,011 Class B shares and 50,363 Lender Warrants.  Post tender there were 88,637 total outstanding securities consisting of 51,448 Class A shares, 1,423 Class B shares and 35,766 Lender Warrants.  The $120.0 million was funded by a $65.0 million draw on the remaining funds available under the Senior Term Loan and $55.0 million from cash.

On November 20, 2012 the Company announced an offer to purchase for cash up to an aggregate of 6,250 securities consisting of Class A Common Stock and Class B Common Stock at a purchase price of $4,000 per share and Warrants to purchase Class A Common Stock at a purchase price of $4,000 per warrant (less the exercise price of the warrant) for an aggregate purchase price of $25.0 million.  The tender closed on December 19, 2012 with a similar high level of participation across the shareholder group as 91.0% of the outstanding securities were submitted for tender.  Total outstanding securities pre-tender were 88,637 consisting of 70,318 Class A shares and 18,319 Lender Warrants.  Post tender there were 82,387 total outstanding securities consisting of 65,428 Class A shares and 16,959 Lender Warrants.  The $25.0 million was fully funded from cash.

Common Stock

Young has the authority to issue 1,000,000 shares, consisting of 500,000 shares of Class A common stock, par value $0.01 per share (“Class A Common”), and 500,000 shares of Class B nonvoting common stock, par value $0.01 per share (“Class B Common” and, together with the Class A Common, the “Common Stock”). The two classes are substantially identical except for voting rights.

Lender Warrant Agreement

On the Effective Date, Young issued lender warrants (“Lender Warrants”) to certain holders of the pre-petition lender claims pursuant to the Lender Warrant Agreement, dated June 24, 2010, as amended. The Lender Warrants are exercisable, at an exercise price of $0.01 per share, on a one-for-one basis for shares of Class A Common, at any point through December 24, 2024. The exercise of the Lender Warrants is subject to the restrictions of the Federal Communications Act, as amended, including (x) foreign ownership and voting interest restrictions and (y) multiple or cross ownership restrictions. The fair-value of the Lender Warrants was included in additional-paid-in-capital on the Effective Date.

Dividends

The Equityholders Agreement to which Young and its equity holders are a party (the “Equityholders Agreement”) prohibits the payment of any dividend to holders of Common Stock until such time as all of the Lender Warrants have been exercised (or could be exercised without causing a violation of the Federal Communications Laws.)

Outstanding Equity Securities

As of December 31, 2012, there are 82,387 equity interests of the Company issued and outstanding. Such equity interests consist of 65,428 shares of Class A Common, and 16,959 Lender Warrants. As of December 31, 2011, there were 125,001 equity interests of the Company issued and outstanding. Such equity interests consisted of 72,627 shares of Class A Common, 2,011 shares of Class B Common and 50,363 Lender Warrants. On April 26, 2012 one of the pre-petition lenders exercised 3,750 warrants, at an exercise price of $0.01 per share. On November 19, 2012 the same pre-petition lender exercised 13,697 warrants, at an exercise price of $0.01 per share. On November 19, 2012 a lender converted 1,423 shares of Class B common stock into class A common stock.

Predecessor

2004 Equity Incentive Plan

Non-vested shares of the Predecessor’s common stock were generally granted under the 2004 Equity Incentive Plan. However, pursuant to the Plan, the 2004 Equity Incentive Plan was terminated as of the Effective Date and all share-based payments previously granted there under were canceled as of the Effective Date. The Predecessor issued no share-based payments during the six months ended June 30, 2010.

For the six months ended June 30, 2010, the Company recorded noncash compensation expense in connection with the prior period issuance of the restricted shares and deferred stock units of approximately $0.6 million.

As of the Effective Date, all restricted shares and deferred stock units were canceled.

Changes in stock options for the years ended December 31, 2011 and 2010 are summarized below:

		Weighted
	Stock Options	Average
	Outstanding	Exercise Price
Predecessor
Outstanding at December 31, 2009	116,875	$20.71
Granted	-	-
Exercised	-	-
Forfeited	(5,000)	20.44
Outstanding at June 30, 2010	111,875	$20.72

Predecessor
Outstanding at June 30, 2010	111,875	$20.72
Cancelled	(111,875)	(20.72)
Outstanding at December 31, 2010	-	-
Cancelled	-	-
Outstanding at December 31, 2011	-	$-

8.      Income Taxes

The total tax provision (benefit), recorded for the years ended December 31, 2012 and December 31, 2011 and the six month periods ended December 31, 2010 and June 30, 2010 are as follows:

			Successor	Predecessor
			Six Months	Six
	Year Ended	Year Ended	Ended	Months Ended
	December 31,	December 31,	December 31,	June 30,
(amounts in thousands)	2012	2011	2010	2010

Federal
Current	$383	$-	$-	$-
Deferred	18,845	(83,014)	171	273
	19,228	(83,014)	171	273
State
Current	1,293	132	(583)	134
Deferred	(141)	(9,918)	46	73
	1,152	(9,786)	(537)	207
	$20,380	$(92,800)	$(366)	$480

The reconciliation of income taxes, all related to continuing operations, computed at U.S. federal statutory rates to income tax expense (benefit) for the years ended December 31, 2012 and December 31, 2011 and the periods ended December 31, 2010 and June 30, 2010 is as follows (in thousands):

			Successor	Predecessor
			Six Months	Six
	Year Ended	Year Ended	Ended	Months Ended
	December 31,	December 31,	December 31,	June 30,
(amounts in thousands)	2012	2011	2010	2010

Expense at federal statutory rate (35%)	$19,720	$3,893	$5,154	$213,499
State and local provision/(benefit)	2,944	98	54	134
Indefinite lived intangible assets	-	-	218	346
Change in rate differential	(2,722)	3,049	-	-
NOL adjustments	694	(1,638)	-	-
Exclusion on taxes of WXXA income	(15)	-	-	-
State tax reserves	1	(18)	(638)	-
Losses with no benefit/(utilization)	-	(96,777)	(6,378)	(2,552)
Reorganization items and fresh start adjustments	-	462	1,224	(210,947)
Blackhole cancellation of debt benefit	-	(2,013)	-	-
Other	(242)	144	-	-
Total tax	$20,380	$(92,800)	$(366)	$480

The Company assessed the need for a valuation allowance in accordance with ASC 740, which requires that a company reduce its deferred tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. ASC 740 specifies that all available evidence, both positive and negative, should be considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. As a result of the analysis performed for 2011, the Company determined that a valuation allowance is no longer required.

The Company's framework for assessing the recoverability of deferred tax assets weighs the sustainability of recent operating profitability and the predictability of future operating profitability. During 2011, the Company experienced significant favorable developments including a return to sustainable operating profits within its primary operations. In order to demonstrate the predictability and sufficiency of future operating profitability, the Company considered its forecasts of future income using comparisons to historical results. The Company also considered sufficiency of future taxable income necessary to support the realizability of the NOLs. As of December 31, 2011, the positive evidence outweighed the historical negative evidence regarding the likelihood that the deferred tax assets will be realized, resulting in a net valuation allowance release in the amount of approximately $96.8 million.

Generally, the discharge of a debt obligation for an amount less than the adjusted issue price creates cancellation of indebtedness income (“CODI”), which must be included in the Company’s taxable income. However, recognition of CODI is limited for a taxpayer that is a debtor in a reorganization case if the discharge is granted by the Bankruptcy Court or pursuant to a plan of reorganization approved by the Bankruptcy Court. The Plan enabled the Predecessor to qualify for this bankruptcy exclusion rule and exclude substantially all of the gain on the settlement of debt obligations from taxable income.

The financial results of WXXA are consolidated by the Company in accordance with the VIE accounting guidance. However, the Company does not reflect a tax provision for WXXA's income in its financial results since WXXA's tax liability will flow through to an unrelated party, Shield Media, LLC, a single-member LLC owned by an individual.

Significant components of the Company's deferred tax assets/ (liabilities) as of December 31, 2012 and 2011 are as follows (in thousands):

	2012	2011
(amounts in thousands)

Deferred tax assets (liabilities)
Intangibles–definite lived	$(12,683)	$(15,866)
Intangibles–indefinite lived	(32,909)	(15,406)
Net operating loss carryforwards	87,770	94,380
Property and equipment	(19,792)	(20,914)
Cancellation of debt income	-	-
Land	(7,980)	(8,346)
Minimum Tax Credit Carryforwards	383	-
Other	1,197	505
Net deferred tax assets	$15,986	$34,353

Included in accumulated other comprehensive income for the years ended December 31, 2012 and December 31, 2011 are deferred tax assets/(liabilities) of approximately $0.7 million and $0.4 million, respectively, relating to the Company's pension liability. For the periods ending December 31, 2010 and June 30, 2010, $(0.3) million and $.0 million, respectively, are included in accumulated other comprehensive income relating to the Company's pension liability.

At December 31, 2012, the Company projects federal NOL carryforwards available to reduce future federal taxable income in the amount of approximately $226 million ($79.1 million tax effected). At December 31, 2012, the Company projects state NOL carryforwards available to reduce future state taxable income in the amount of approximately $8.6 million (tax effected). These federal and state NOLs that survived attribute reduction will expire at various dates through 2032.

Pursuant to Section 382 of the Internal Revenue Code, the Company underwent an ownership change for tax purposes (i.e., a more than 50% change in stock ownership) on the July 1, 2010 emergence date. As a result, the use of any of the Company's federal $217 million NOL carryforwards and tax credits generated prior to the ownership change will be subject to an annual limitation of approximately $11.1 million.

The Company is required to determine whether it had a net unrealized built-in gain (NUBIG) or net unrealized built-in loss (NUBIL) at the 2010 emergence date. The Company determined that it had a NUBIG at the time of the 2010 emergence date. However, pursuant to Section 382(h) of the Internal Revenue Code, the Company is unable to increase its Section 382 limitation for this NUBIG.

In addition, the Company underwent another ownership change for tax purposes on July 14, 2011. As a result of this second ownership change, losses generated from January 1, 2011 through July 14, 2011 will be subject to an annual limitation of approximately $12 million.

As of December 31, 2012, the Company's unrecognized tax benefits totaled approximately $24,000 including interest, all of which, if recognized, would affect the effective tax rate in future periods.

The table below represents a reconciliation between the beginning and ending balances of the total amount of gross unrecognized tax benefits exclusive of interest and penalties for the years ended December 31, 2012 and December 31, 2011:

	Year Ended	Year Ended
	December 31,	December 31,
(amounts in thousands)	2012	2011

Beginning balance - Unrecognized tax benefits	$16	$34
Increases in tax positions for prior years	-	-
Decrease in tax positions for prior years	-	(18)
Increases in tax positions for current year	-	-
Decreases related to settlements with taxing authorities	-	-
Decrease from lapse of applicable statute of limitations	-	-
Ending balance - Unrecognized tax benefits	$16	$16

Interest and penalties related to income tax liabilities are included in income tax expense and approximated ($1,300) and ($1,200) for the years ended December 31, 2012 and December 31, 2011, respectively. Interest and penalties related to income tax liabilities approximated $1,200 and $0 for the six month periods ended December 31, 2010 and June 30, 2010, respectively. The Company had approximately $8,000 and $6,000 accrued at December 31, 2012 and December 31, 2011, respectively, for the payment of interest and penalties, which is included in the unrecognized tax benefit of $24,000 and $22,000 at December 31, 2012, December 31, 2011, respectively.

While the Company does not anticipate any significant changes to the amount of liabilities for unrecognized tax benefits within the next twelve months, there can be no assurance that the outcomes from any tax examinations will not have a significant impact on the amount of such liabilities, which could have an impact on the operating results or financial position of the Company.

With limited exceptions, the Company is no longer subject to U.S. federal, state and local income tax audits by taxing authorities for years through December 31, 2008.

9. Employee Benefit Plans

Defined Contribution Plan

The Company sponsors a defined contribution plan, which provided retirement benefits for all eligible employees. Plan participants may make pretax contributions from their salaries up to 75% of their compensation but no more than the maximum dollar amount allowed by the Internal Revenue Code. The Company’s matching contribution is a dollar-for-dollar match for deferrals up to the first 3% of pay, plus one-half of the next 2% deferred (to a total maximum of 5% deferred), for a maximum match of 4%. Furthermore employer matching contributions are considered fully vested immediately when allocated to the participant accounts.

For each of the years ended December 31, 2012 and December 31, 2011, the Company incurred matching contributions of approximately $1.4 million. For each of the six month periods ended December 31, 2010 and June 30, 2010, the Successor and Predecessor respectively incurred matching contributions of approximately $0.7 million.

Defined Benefit Plan

The Company is required to recognize the over funded or underfunded status of a defined benefit postretirement plan as an asset or liability on the balance sheet. The funded status of a plan represents the difference between the fair value of plan assets and the related plan projected benefit obligation. Changes in the funded status should be recognized through comprehensive income in the year in which the changes occur.

In accordance with the Agreement to Amend and Extend the collective bargaining agreement between Young Broadcasting San Francisco, Inc and IBEW Local 45, dated August 8, 2005, the Company amended the KRON/IBEW Local 45 Pension Plan to freeze benefit accruals effective October 14, 2005. This defined benefit pension plan covers the IBEW Local 45 of KRON-TV employees. All accrued benefits under the defined benefit plan at the date of the freeze are preserved. However, commencing on October 15, 2005, there were no additional benefit accruals. All employees who have earned seven full years of vested service as of October 14, 2005, are 100% vested in the pension benefits earned. If an employee had not yet earned seven full years of vested service, they are considered partially vested and during their employment with the Company will continue to earn credit for years of service vested.

The Company uses a December 31 measurement date for the defined benefit plan. The defined benefit plan survived bankruptcy and as such the pension liability totaling $6.0 million and $5.9 million as of December 31, 2012 and 2011, respectively, has been recorded in other liabilities. The following table sets forth the funded status of the Company’s pension plan:

			Successor	Predecessor
			Six Months	Six
	Year Ended	Year Ended	Ended	Months Ended
	December 31,	December 31,	December 31,	June 30,
(amounts in thousands)	2012	2011	2010	2010

Accumulated benefit obligation	$14,941	$13,967	$12,913	$12,931
Changes in benefit obligations
Projected benefit obligation at beginning of period	$13,967	$12,913	$12,931	$11,355
Service cost	150	150	75	75
Interest cost	615	667	333	332
Actuarial loss	1,151	1,211	19	1,624
Benefits paid	(942)	(974)	$(445)	$(455)
Projected benefit obligation at end of period	14,941	13,967	$12,913	$12,931
Changes in plan assets
Fair value of plan assets at beginning of period	8,042	7,937	$6,204	$6,818
Actual return of plan assets, net of expenses paid	922	237	$949	$(159)
Employer contributions	938	842	$1,229	$-
Benefits paid	(942)	(974)	$(445)	$(455)
Fair value of plan assets at end of period	8,960	8,042	$7,937	$6,204
Funded status	$(5,981)	$(5,925)	$(4,976)	$(6,727)

Amounts recognized in the Consolidated Balance Sheet consist of:

	2012	2011
(amounts in thousands)

Pension liability - (non-current)	$5,981	$5,925
Actuarial loss (gain)	(1,668)	(850)

Amounts recognized in Accumulated Other Comprehensive Income consist of:

	2012	2011	2010
(amounts in thousands)
Actuarial loss/(gain)	$1,668	$850	(672)

Other changes in Plan Assets and Benefit Obligation recognized in Other Comprehensive Income consist of:

	2012	2011	2010
(amounts in thousands)
Actuarial loss/(gain)	$818	$1,522	(672)

The pension plan’s investment policy includes target allocation guidelines of 60% equity investments and 40% fixed income investments.

The pension plan seeks to maximize return within reasonable and prudent levels of risk. The overall long-term objective of the pension plan is to achieve a rate of return that exceeds the actuarially assumed rate of return. In the short term, the objective of the pension plan is to achieve a rate of return over three-year rolling periods that ranks in the top 40% of a universe of similarly managed portfolios and that outperforms a target index constructed using the following components and weights:

Weights	Component Index

60%	S&P 500 Index
40%	LB Intermediate Gov/Credit Bond Index

At December 31, 2012 and 2011, the pension plan assets were invested among the following asset categories based on fair value:

	2012	2011

Money market funds	3.0%	1.0%
Collective funds- fixed	37.0	38.0
Collective funds- equity	50.0	51.0
Mutual Funds - equity	10.0	10.0
	100.0%	100.0%

Under the investment guidelines, cash equivalent investments will be held as necessary to meet the liquidity needs of the pension plan. The pension plan’s cash should be invested in a well-diversified portfolio of high quality cash equivalent instruments or money market funds that use similar diversification and quality constraints.

The domestic equity portfolios will invest in well diversified portfolios of domestic common stocks, American Depository Receipts and issues convertible into common stock that trade on the major U.S. exchanges and in the over-the-counter market. The objective for the domestic equity securities is to achieve a rate of return over a three year period that ranks in the top 40% of a universe of similarly managed equity portfolios and outperforms the S&P 500 Index or a style specified benchmark, net of fees.

The investment grade fixed income portfolio should invest in a well diversified mix of debt instruments, including, domestic treasury, agency, mortgage backed, asset backed, corporate, cash equivalent, Euro-dollar, 144As, and Yankee issues. The portfolio is subject to certain limitations as follows: 1) no more than 5% of the portfolio at market should be invested in issues of a single issuer; 2) a portion of the nondollar denominated issues in aggregate should not exceed 10% of the total portfolio, at market and 3) no less than 80% of the portfolio should be of “investment grade” quality. The objective of the investment grade fixed income portfolio, including cash held in the portfolio is to achieve a rate of return over rolling three year periods that ranks in the top 40% of a universe of similarly managed fixed income portfolios and outperforms the Lehman Brothers Intermediate Government/Credit Bond Index, net of fees.

The pension plan’s managers may use derivative instruments, unless they would cause the plan to be leveraged in any way or be exposed to risks that it would not inherently encounter by investing in the securities allowed by the policy.

The following table sets forth the Company’s pension plan assets categorized according to the three-level fair value hierarchy established by the Financial Accounting Standards Board, FASB, which prioritizes the inputs used in measuring fair value:

	At December 31, 2012
	Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(amounts in thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Asset Classes
Money market funds	$247	$247	$-	$-
Collective funds – fixed	3,281	-	3,281	-
Collective funds – equity	4,532	-	4,532	-
Mutual funds – equity	900	900	-	-
Total assets	$8,960	$1,147	$7,813	$-

	At December 31, 2011
	Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(amounts in thousands)	Total	(Level 1)	(Level 2)	(Level 3)

Asset Classes
Money market funds	$106	$106	$-	$-
Collective funds – fixed	3,055	-	3,055	-
Collective funds – equity	4,056	-	4,056	-
Mutual funds – equity	825	825	-	-
Total assets	$8,042	$931	$7,111	$-

Money market funds are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. The fair value of investments in collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. Investments in mutual funds-equity securities are reported at fair value based on quoted market prices on national security exchanges.

The following components of net pension cost were as follows:

			Successor	Predecessor
			Six Months	Six
	Year Ended	Year Ended	Ended	Months Ended
	December 31,	December 31,	December 31,	June 30,
	2012	2011	2010	2010
(amounts in thousands)
Service cost	$150	$150	$75	$75
Interest cost	615	667	333	332
Expected return on plan assets	(588)	(548)	(259)	(312)
Amortization of net loss	-	-	-	130
Net periodic cost	$177	$269	$149	$225

The service cost attributable to service accruals has been eliminated due to the plan freeze.

The net periodic cost for 2013 is expected to be approximately $0.1 million. The estimated net transition (asset)/obligation, prior service cost/(credit) and actuarial (gain)/loss for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the following fiscal year are as follows (amounts in thousands):

Net Transition (Asset)/Obligation	$-
Prior Service Cost/(Credit)	$-
Net Actuarial (Gain)/Loss	$22

The weighted average assumptions used to determine projected benefit obligations were as follows:

	2012	2011

Discount rate	3.85%	4.55%
Rate of compensation increase	N/A	N/A

The discount rate is determined using a yield curve approach. This methodology uses an index developed from a series of bonds of varying maturities and applies the yield curve of interest rates from this index to the benefits expected to be paid from the plan over time. Then a single weighted-average discount rate is derived from the information.

For the year ended December 31, 2011, the Company was required to select a new discount rate methodology due to the merger of the actuary. The prior yield curves used are being discontinued as a result of the merger. The Company chose the yield curves that mapped closest to the yield curves used in prior years.

The weighted average assumptions used to determine net periodic pension costs were as follows:

			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,
	2012	2011	2010	2010

Discount rate	4.55%	5.30%	5.30%	6.00%
Expected long-term return on plan assets	7.50%	7.50%	7.50%	7.50%
Rate of compensation increase	N/A	N/A	N/A	N/A

Expected Return on Assets – Our expected rate of return is determined at the beginning of each year and considers asset class index returns over various market and economic conditions, current and expected market conditions, risk premiums associated with asset classes and long-term inflation rates. We determine both a short-term and long-term view and then select a long-term rate of return assumption that matches the duration of our liabilities.

A contribution of approximately $0.5 million to the benefit plan is expected in 2013.

The following table estimates future benefit payments over the next five years and in aggregate for the five years thereafter. These benefit payments reflect expected future employee services (amounts in thousands):

Years	Amount

2013	$771
2014	777
2015	808
2016	813
2017	827
2018 – 2022	4,373

10.      Commitments, Contingencies and Other

Capital Leases

The Company is obligated under various capital leases for certain broadcast equipment, office furniture, fixtures and other equipment that expire at various dates during the next three years. At December 31, 2012 and 2011, the net amount of property and equipment recorded under capital leases was $1.3 million and $1.3 million, respectively. Amortization of assets held under capital leases is included with depreciation and amortization of property and equipment.

Operating Leases

The Company has certain operating leases, primarily for administrative offices, broadcast equipment and vehicles that expire over the next five years. These leases generally contain renewal options for periods of up to five years and require the Company to pay all costs such as maintenance and insurance.

Future minimum lease payments under capital and operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2012 are as follows:

	Capital	Operating
(amounts in thousands)	Leases	Leases

Year Ending December 31,
2013	$115	$971
2014	88	667
2015	69	549
2016	58	502
2017	58	506
Thereafter	876	6,640
Total minimum lease payments	$1,264	$9,835

Rental expense under operating leases for each of the years ended December 31, 2012 and December 31, 2011 was approximately $1.3 million. Rental expense under operating leases for each of the six month periods ended December 31, 2010 and June 30, 2010 was approximately $1.0 million.

Gray Liability

The Company had a management agreement (the “Management Agreement”) with Gray Television, Inc. (“Gray”) the term of which expired on December 31, 2012. As part of the Management Agreement, if the Company was sold within the term thereof, then Gray would initially receive a portion of the aggregate sales price above a specified threshold. The Company had estimated the fair value of this liability to be $8.0 million. As of December 31, 2012 the Company was not sold and the liability was reversed against Other income/ (expense), on the Statement of Comprehensive Income.

Network Affiliation Agreements

Each of the Company’s stations is affiliated with its network pursuant to an affiliation agreement. The following chart provides details concerning the affiliation of our stations and the dates of expiration of the respective affiliation agreements.

Station	Network Affiliation	Expiration Date

WKRN-TV (Nashville, TN)	ABC	August 31, 2015
WTEN-TV (Albany, NY)	ABC	August 31, 2015
WRIC-TV (Richmond, VA)	ABC	August 31, 2015
WATE-TV (Knoxville, TN)	ABC	August 31, 2015
WBAY-TV (Green Bay, WI)	ABC	August 31, 2015
KWQC (Quad Cities)	NBC	January 1, 2015
WLNS (Lansing, MI)	CBS	September 30, 2017
KELO (Sioux Falls, SD)	CBS(1)	April 2, 2015
KCLO (Rapid City, SD)	CBS	April 2, 2015
KLFY (Lafayette, LA)	CBS	September 30, 2017
KRON (San Francisco, CA)	MyNetworkTV	September 30, 2014
WXXA-TV (Albany, NY)	FOX	December 31, 2017

(1)	The Company also operates a separate MyNetworkTV network station using its digital broadcast in Sioux Falls, South Dakota, under an affiliation agreement expiring September 30, 2014.

Executive Management Litigation

The Chapter 11 plan for the Predecessor, that was confirmed on May 10, 2010, provided that three senior officers of the Predecessor (the “Executives”) would receive new employment agreements in lieu of their pre-bankruptcy agreements.  In connection therewith, on June 15, 2010, the Predecessor filed a motion in its bankruptcy case to reject the Executives’ pre-bankruptcy employment agreements. On July 15, 2010, the Bankruptcy Court granted the Predecessor’s motion.  The Executives then each filed claims under the rejected employment agreements, one of which was subsequently withdrawn.  After a preliminary Bankruptcy Court hearing on the merits of the claims of the two Executives, the Company entered into a confidential settlement and release agreement with each of such Executives, who each then withdrew their respective claims. The total settlement amount of $0.3 million was paid out in March 2011.

Other Legal Matters

The Company is involved in legal proceedings and litigation arising in the ordinary course of business.  In the Company’s opinion, the outcome of such other proceedings and litigation currently pending will not materially affect the Company’s financial condition or results of operations.

11.     Subsequent Event

On March 1, 2013, the Company entered into a shared services relationship with WLAJ-TV LLC (“WLAJ”).  In this shared services relationship, WLAJ, whose immediate parent is Shield Media Lansing LLC., purchased the assets of WLAJ-TV from Sinclair Broadcast Group (SBG) for $14.4 million. WLAJ’ s funding for the SBG transaction came from a $10.0 million term loan from the same lender group as the Young Senior Credit Facility and the proceeds from the Company’s purchase of non-license assets of WLAJ-TV from WLAJ. The Company purchased the non-license assets of WLAJ-TV from WLAJ for $5.4 million. The balance of the proceeds once SBG was paid went toward transaction fees and working capital.  Also, similar to the WXXA transaction, Young has guaranteed WLAJ’s $10.0 million term loan.  The Company evaluated events and transactions subsequent to December 31, 2012 up to and including the issuance date of these financial statements, March 29, 2013.

12.     Subsequent Event (Unaudited)

On June 6, 2013, the Company and Media General, Inc (“Media General”) announced an agreement to combine the two companies in an all-stock merger transaction. The new company will retain the Media General name and will be headquartered in Richmond, VA. As set forth in the merger agreement, the closing of the transaction depends on a number of conditions being satisfied or waived, including but not limited to, the approval from Media General’s stockholders, the approval from the Federal Communications Commission (“FCC”) and the effectiveness of a registration statement on Form S-4 to be filed by Media General to register the shares of Media General common stock to be issued. The merger transaction between Media General and the Company received all necessary approvals and was completed on November 12, 2013.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Unaudited Condensed Consolidated Balance Sheets

At September 30, 2013 and December 31, 2012

(amounts in thousands, except per share data)	September 30, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$16,919	$24,244
Trade accounts receivable, less allowance for doubtful accounts of $1,474 in 2013 and $1,171 in 2012	42,710	38,073
Current portion of program license rights	282	571
Current deferred tax asset	1,647	1,647
Prepaid expenses and other current assets	7,658	8,052
Total current assets	69,216	72,587

Property and equipment, net	102,970	100,656
Program license rights, excluding current portion	44	227
Equity investments	2,914	2,870
Deferred tax asset long term	14,339	14,339
Broadcast licenses	213,900	206,200
Goodwill	54,252	51,886
Definite lived intangible assets, net	30,335	33,053
Other assets, net	1,178	1,379
Total assets (a)	$489,148	$483,197

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$4,611	$5,645
Accrued salaries and wages	5,456	6,146
Other accrued expenses and other current liabilities	22,128	21,574
Current installments of program license liability	343	804
Current installments of long-term debt	17,513	17,200
Current installments of obligation under capital leases	152	115
Total current liabilities	50,203	51,484

Deferred tax liability and other long-term tax liabilities	24	24
Long-term debt	133,254	135,998
Obligations under capital leases, excluding current installments	1,186	1,149
Other liabilities	6,887	7,551
Total liabilities (a)	191,554	196,206

Commitments and Contingencies (Note 7)

Stockholders’ equity
Successor Class A Common Stock, $.01 par value. Authorized 500,000 shares; issued and outstanding 65,428 at September 30, 2013 and December 31, 2012	.7	.7
Successor Class B Common Stock, $.01 par value. Authorized 500,000 shares; issued and outstanding 0 at September 30, 2013 and December 31, 2012	-	-
Additional paid-in capital	132,999	132,999
Accumulated other comprehensive loss	(987)	(987)
Retained earnings	166,233	154,936
Total Young Broadcasting stockholders’ equity	298,246	286,949
Noncontrolling interests	(652)	42
Total stockholders’ equity	297,594	286,991
Total liabilities and stockholders’ equity	$489,148	$483,197

(a) Our consolidated total assets as of September 30, 2013 and December 31, 2012 include total assets of variable interest entities (VIEs) of $39.6 million and $24.9 million, respectively, which can only be used to settle the obligations of the VIEs. Our consolidated total liabilities as of September 30, 2013 and December 31, 2012 include total liabilities of the VIEs of $9.0 million and $3.5 million, respectively, for which the creditors of the VIEs have no recourse to us. See Note 1 Summary of Significant Accounting Policies.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Unaudited Condensed Consolidated Statements of Comprehensive Income

for the Three and Nine Months Ended September 30, 2013 and 2012

	Three Months Ended		Nine Months Ended
(amounts in thousands)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net operating revenue	$54,097	$58,003	$159,924	$156,744
Operating expenses, excluding depreciation expense	20,612	17,958	59,399	50,927
Amortization of program license rights	2,451	2,463	7,433	6,744
Selling, general and administrative expenses	14,237	13,043	42,984	40,134
Depreciation and amortization	4,481	4,061	13,616	12,009
(Gain)/loss on disposal of property and equipment, net	11	206	(32)	48
Corporate overhead, excluding depreciation and amortization expense	3,382	5,840	12,354	13,454
Operating income	8,923	14,432	24,170	33,428
Interest expense	(1,923)	(1,737)	(6,143)	(5,997)
Other income (expense), net	1	290	(79)	120
	(1,922)	(1,447)	(6,222)	(5,877)
Income before income taxes	7,001	12,985	17,948	27,551
Provision for income taxes	(2,864)	(4,831)	(7,345)	(10,724)
Net income	$4,137	$8,154	$10,603	$16,827
Net loss attributable to the noncontrolling interests	(340)	-	(694)	-
Net income attributable to Young Broadcasting Group	$4,477	$8,154	$11,297	$16,827
Total comprehensive income	$4,137	$8,154	$10,603	$16,827
Total comprehensive income attributable to Young Broadcasting	$4,477	$8,154	$11,297	$16,827

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

for the Nine Months Ended September 30,2013

	Common Stock		Additional Paid-In	Retained	Accumulated Comprehensive	Non Controlling	Total Stockholders'
(amounts in thousands)	Class A	Class B	Capital	Earnings	Loss	Interest	Equity

Balances at December 31, 2012	$.7	-	$132,999	$154,936	(987)	42	$286,991
Net income (loss)	-	-	-	11,297	-	(694)	10,603
Balances at September 30, 2013	$.7	-	$132,999	$166,233	(987)	(652)	$297,594

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Unaudited Condensed Consolidated Statement of Cash Flows

for the Nine Months Ended September 30, 2013 and 2012

	Nine Months Ended
(amounts in thousands)	September 30, 2013	September 30, 2012

Operating activities
Net income	$10,603	$16,827
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment and intangible assets	13,616	12,009
Provision for uncollectible accounts	499	395
Amortization of program license rights	7,433	6,744
Mark to market change in interest rate swap	(207)	529
Amortization of debt discount	759	561
Gain on insurance proceeds	-	(312)
(Gain)/Loss on disposal of fixed assets	(32)	48
(Gain)/Loss on unconsolidated subsidiaries, net of dividend	(44)	5
Changes in assets and liabilities
Change in broadcast rights net of liabilities	(7,422)	(6,718)
Increase in trade accounts receivable	(5,136)	(2,296)
(Increase)/Decrease in prepaid expenses and other assets	442	(2,426)
Increase/(Decrease) in trade accounts payable	(1,031)	1,018
Increase/(Decrease) in accrued expenses and other liabilities	(908)	16,471
Net cash provided by operating activities	18,572	42,855
Investing activities
Capital expenditures	(8,251)	(9,090)
Payment for acquisition of station assets	(14,324)	-
Proceeds from the disposal of fixed assets	99	51
Net cash used in investing activities	(22,476)	(9,039)
Financing activities
Principal borrowings under Senior Credit Facility	-	65,000
Principal borrowings under WLAJ-TV Term Loan	10,000	-
Principal payment under Senior Credit Facility	(12,900)	(11,250)
Debt issuance costs	(364)	-
Redemption of Common Stock	-	(120,001)
Principal payments under capital lease obligations	(157)	(88)
Net cash used in financing activities	(3,421)	(66,339)
Net decrease in cash	(7,325)	(32,523)
Cash and cash equivalents
Beginning of period	24,244	55,559
End of period	$16,919	$23,036
Supplemental disclosure of cash flow information
Interest paid	$5,520	$4,870
Income tax payments (refund), net	$875	$1,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation

New Young Broadcasting Holding Co., Inc. (“Young” or the “Company”) conducts its business operations through its direct subsidiary, Young Broadcasting, LLC, and its other indirect subsidiaries, and its business operations consist of thirteen network affiliated stations (six with ABC, four with CBS, one with NBC, one with FOX, and one with MyNetworkTV). The markets served by the Company’s stations are located in Lansing, Michigan; Green Bay, Wisconsin; Lafayette, Louisiana; Nashville and Knoxville, Tennessee; Albany, New York; Richmond, Virginia; Davenport, Iowa; Sioux Falls, South Dakota; Rapid City, South Dakota and San Francisco, California.

On June 6, 2013, the Company and Media General, Inc (“Media General”) announced an agreement to combine the two companies in an all-stock merger transaction. The new company will retain the Media General name and will be headquartered in Richmond, VA. As set forth in the merger agreement, the closing of the transaction depends on a number of conditions being satisfied or waived, including but not limited to, the approval from Media General’s stockholders, the approval from the Federal Communications Commission (“FCC”) and the effectiveness of a registration statement on Form S-4 filed by Media General to register the shares of Media General common stock to be issued.

 Principles of Consolidation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include our accounts and those of our wholly owned and majority-owned subsidiaries and VIEs for which we are the primary beneficiary. Noncontrolling interests represents a minority owner’s proportionate share of the equity in certain of our consolidated entities. All intercompany transactions and account balances have been eliminated in consolidation.

Interim Financial Statements

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements. The interim financial statements are unaudited but include all adjustments, which are of a normal recurring nature, that the Company considers necessary for a fair statement of the consolidated financial position and the consolidated results of operations and cash flows for such period.

The condensed consolidated financial statements do not include all disclosures normally included with audited consolidated financial statements and, accordingly, should be read together with the audited consolidated financial statements and notes included in this Form 8-K for the year ended December 31, 2012. The consolidated statements of comprehensive income presented in the accompanying consolidated financial statements are not necessarily representative of operations for an entire year.

Variable Interest Entities

In determining whether we are the primary beneficiary of a Variable Interest Entity (“VIE”) for financial reporting purposes, we consider whether we have the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and whether we have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. We consolidate VIEs when we are the primary beneficiary. The assets of each of our consolidated VIEs can only be used to settle the obligations of the VIE. All the liabilities are non-recourse to us, except for the WXXA-TV Senior Credit Facility and WLAJ-TV Term Loan which we guarantee. Refer to Note 3 for further information.

Equity Method Investments

For equity investments in which the Company owns between 20% and 50% of voting shares and has significant influence over operating and financial policies, the equity method of accounting is used. Four of the Company's stations have equity-method investments in third parties that operate transmitting towers used by the Company. Accordingly, the Company's share in earnings and losses of these unconsolidated subsidiaries are included in other expense, net in the accompanying consolidated statements of comprehensive income of the Company. The Company's share of unconsolidated—subsidiary gain (loss) was less than $0.1 million and less than $(0.1) million for each of the three months ended September 30, 2013 and 2012, respectively. The Company's share of unconsolidated—subsidiary gain (loss) was less than $0.1 million and $(0.1) million for each of the nine months ended September 30, 2013 and 2012, respectively.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements and in the disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2013, the FASB issued guidance related to items reclassified from accumulated other comprehensive income. The new guidance requires disclosure either in a single note or parenthetically on the face of the financial statements, of: (i) the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and (ii) the income statement line items affected by the reclassification. This guidance is effective for fiscal years beginning January 1, 2013 with early adoption permitted. The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.

Reclassifications and Corrections

Certain prior year balances have been reclassified to conform to the presentation adopted in the current fiscal year.

In January 2014, the Company identified an omitted deferred tax asset that related to prior periods.  The Company’s deferred tax asset and its retained earnings were understated by $1.8 million in the December 31, 2012 consolidated balance sheet.  This error was not material to the December 31, 2012 consolidated balance sheet presented.  The Company increased deferred tax assets and retained earnings by $1.8 million on the December 31, 2012 consolidated balance sheet.

 2. Intangible Assets

Definite-lived Intangibles

Definite lived intangible assets primarily include advertiser and network affiliate relationships. These assets are being amortized in relation to the economic benefits of such assets over the total estimated useful life. Network affiliation relationships are amortized over 20 years and other definite lived intangible assets are amortized over a period of 4 to 6 years.

Aggregate amortization expense for the three months ended September 30, 2013 and 2012 was $1.6 million and $1.5 million respectively. Aggregate amortization expense for the nine months ended September 30, 2013 and 2012 was $4.8 million and $4.6 million respectively. The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the years, 2013 through 2017 to be as follows:

(amounts in thousands)

	2013	2014	2015	2016	2017	Thereafter
Amortization expense	6,434	4,112	1,750	1,750	1,743	19,364

Indefinite-lived Intangibles

Broadcast licenses are deemed to have indefinite useful lives because we have renewed these agreements without issue in the past and we intend to renew them indefinitely in the future. Accordingly, we expect the cash flows from our broadcast licenses to continue indefinitely.

The following table summarizes the gross carrying amount, accumulated amortization and net carrying amount of the major classes of intangible assets as of September 30, 2013 and December 31, 2012:

	September 30, 2013			December 31, 2012
(amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Indefinite lived intangible assets
Broadcast licenses	$213,900	$-	$213,900	$206,200	$-	$206,200
Goodwill	54,252	-	54,252	51,886	-	51,886
Total indefinite lived intangible assets	$268,152	$-	$268,152	$258,086	$-	$258,086
Definite lived intangible assets
Network affiliations	$30,300	$(4,539)	$25,761	$28,600	$(3,435)	$25,165
Customer relationships	20,100	(15,526)	4,574	19,700	(11,812)	7,888
Total definite lived intangible assets	$50,400	$(20,065)	$30,335	$48,300	$(15,247)	$33,053

3. Variable Interest Entities

Shield Media Entities

Shield Media LLC and Shield Media Lansing LLC, through their respective subsidiaries, WXXA-TV LLC (“WXXA”) and WLAJ-TV LLC (“WLAJ”), have Joint Sales Agreements (“JSA”) and Shared Service Agreements (“SSA”) in place with Young Broadcasting of Albany, Inc. and Young Broadcasting of Lansing, Inc, respectively. These agreements allow the Young entities to provide a variety of operational services for WXXA-TV and WLAJ-TV, the Shield stations, as is described in more detail below.

The Company has options to acquire the assets or membership interests of WXXA and WLAJ. These options can be exercised at any time, subject to FCC consent, up to the expiration of the respective JSA. The FCC requires that the station licensee maintain independent control over the programming and operations of the station until an assignment of the station license has been approved by the FCC and consummated. In addition, the Company has acquired much of the non-license assets of WLAJ-TV and entered into agreements with WXXA and WLAJ to provide a variety of services, including: the sale of advertising time, marketing and promotion, news production, assistance with monitoring, maintenance, repair and replacement of the licensee’s technical equipment and facilities, providing traffic, accounting, bookkeeping and related administrative functions, access to the Company’s local towers, equipment, and facilities, and maintenance and operation of websites for WXXA-TV and WLAJ-TV. Although the licensee retains exclusive management and control over the station’s programming, personnel and finances, including the total responsibility for all programming to be broadcast over the station, the Company believes that the services provided pursuant to the sales and shared service agreements provide the Company with the power to direct activities of WXXA and WLAJ that most significantly impact the economic performance of each entity. In both the Albany and Lansing markets, the Company owns and operates stations through indirect subsidiaries.

Based on the accounting guidance related to consolidations of variable interest entities (VIEs), the Company concluded that it is the primary beneficiary and therefore should consolidate the Shield stations, WXXA-TV in Albany and WLAJ-TV in Lansing. Under the terms of the agreements, the Company collects all cash receipts, which are posted to WXXA and WLAJ, respectively, and also incurs operating costs associated with the operations of WXXA and WLAJ. In return, the Company is paid a 30% JSA fee from the ad sales collected and is also paid an SSA fee for providing the operation services. If at any time, WXXA and/or WLAJ are not in a position to pay the Company the JSA and/or SSA fees, the Company would be at a loss for their services. Also, in any given month, if expenses incurred by WXXA and WLAJ exceed their revenue share; the Company is obligated to pay WXXA and WLAJ the differential amount. Lastly, if at any time either WXXA or WLAJ is in default of their loan, the Company, as the guarantor of the WXXA and WLAJ loans, would be the responsible party. Based on these arrangements, the Company has the greatest exposure to expected losses and the right to expected returns and for that reason they are the primary beneficiary and are required to consolidate WXXA and WLAJ.

WLAJ

Effective March 1, 2013, a wholly owned subsidiary of an unrelated party, Shield Media LLC (“Shield Media Lansing”), WLAJ entered into an asset purchase agreement to purchase certain assets (including the FCC license) of the WLAJ television station in Lansing, MI from Sinclair Broadcast Group (“SBG”). Concurrent with this agreement, the Company entered into a joint sales agreement (“JSA”) and a shared services agreement (“SSA”) with WLAJ-TV LLC (“WLAJ”) to provide certain non-programming related sales, operational and administrative services to WLAJ. The initial terms of the JSA and SSA are eight years, and the agreements can be automatically renewed for successive renewal terms. WLAJ paid $14.3 million in cash to purchase the station assets which was partially financed through a $10.0 million term loan which is jointly guaranteed by the Company and Shield Media. See Note 4 for more information. The acquisition was also funded from the proceeds from an asset purchase agreement in which the Company purchased certain non-license assets of WLAJ for $5.4 million. The balance of the proceeds from the term loan and the asset purchase agreement between WLAJ and the Company, after SBG was paid, went toward transaction fees and working capital.

The Company has determined that WLAJ is a VIE and that based on the terms of the JSA and SSA and the guarantee of WLAJ's debt, it is the primary beneficiary of the variable interests. As a result of this determination, the financial results of WLAJ since March 1, 2013 have been consolidated by the Company in accordance with the VIE accounting guidance and the initial purchase price of $14.3 million was allocated to the acquired assets and assumed liabilities based on estimated fair values upon the effective date of the transaction.

Under the variable interest entity accounting guidance, the business combinations standard is the applicable guidance for initial measurement of the assets and liabilities of the consolidated VIE. As such, under the acquisition method of accounting, the results of WLAJ have been included in the financial statements of the Company since the effective date of acquisition, March 1, 2013. The purchase price of $14.3 million was allocated to the acquired assets and assumed liabilities based on estimated fair values. The allocated fair value of acquired assets and assumed liabilities is summarized as follows:

(amounts in thousands)
Property and equipment	$2,468
Broadcast Licenses	7,700
Definite-lived intangible assets	2,100
Goodwill	2,366
Other Liabilities	(310)
Total	$14,324

The allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $1.7 million and advertiser relationships of $0.4 million. These intangible assets will be amortized over the estimated remaining useful lives of 20 years for network affiliations and 5 years for the advertiser relationships. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.

The Broadcast Licenses represent the estimated fair value of the FCC license using a “Greenfield” income approach. Under this approach, the broadcast license is valued by analyzing the estimated after-tax discounted future cash flows of the station. The assumptions used in the discounted cash flow models include: (a) forecasted revenue growth rates for each geographic market in which the station operates; (b) market share and profit margin of an average station within a market; (c) estimated capital start-up costs and losses incurred during the early years; (d) risk-adjusted discount rate; and (e) expected growth rates in perpetuity to estimate terminal values. The Company determined the discount rates using a weighted average cost of capital model. The base discount rate is not specific to the Company or to the stations but is based upon a rate that would be expected by a typical market participant. The Company used a discount rate of 10.5% and long term growth rates of 2%. Consistent with the Company’s policies, FCC licenses are considered indefinite-lived intangibles and are not amortized, however, they are subject to an annual impairment test or an interim impairment assessment if triggering events occur during an interim period which may indicate that impairment exists.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and liabilities acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies.

The results of operations for the three and nine months ended September 30, 2013 include the results of WLAJ since March 1, 2013. Net operating revenues and operating income of WLAJ included in our consolidated statements of comprehensive income, were $1.0 million and $0.1 million for the three months ended September 30, 2013, respectively. Net operating revenues and operating income of WLAJ included in our consolidated statements of comprehensive income, were $2.5 million and $0.2 million for the nine months ended September 30, 2013, respectively.

WXXA-TV

Effective December 13, 2012, WXXA, a wholly owned subsidiary of an unrelated party, Shield Media, LLC (“Shield Media”), entered into an asset purchase agreement to purchase certain assets (including the FCC license) of the WXXA television station in Albany, NY, from Newport Television LLC ("Newport"). Concurrent with this agreement, the Company entered into a JSA and a SSA to provide certain non-programming related sales, operational and administrative services to WXXA. The initial terms of the JSA and SSA are eight years from the commencement, and the agreements may be automatically renewed for successive eight year renewal terms. WXXA paid $19.5 million in cash to purchase the station assets which was financed through third party financing which was jointly guaranteed by the Company and Shield Media. See Note 4 for more information.

The Company has determined that WXXA is a VIE and that based on the terms of the JSA and SSA and the guarantee of WXXA's debt, it is the primary beneficiary of the variable interests. As a result of this determination, the financial results of WXXA since December 13, 2012 have been consolidated by the Company in accordance with the VIE accounting guidance and the initial purchase price of $19.5 million was allocated to the acquired assets and assumed liabilities based on estimated fair values upon the effective date of the transaction.

There were no assets and liabilities of WLAJ in the consolidated balance sheet as of December 31, 2012. The carrying amounts and classification of the assets and liabilities of WXXA which have been included in our consolidated balance sheet as of December 31, 2012, along with the carrying amounts and classification of the assets and liabilities of WLAJ and WXXA which have been included in our consolidated balance sheet as of September 30, 2013 were as follows (in thousands):

	As of September 30, 2013	As of December 31, 2012
(amounts in thousands)

Assets
Current assets
Cash and cash equivalents	$2,862	$1,589
Trade accounts receivable, less allowance for doubtful accounts of $77K in 2013, $0K in 2012	3,983	493
Current portion of program license rights	263	557
Prepaid expenses and other current assets	427	1,983
Total current assets	7,535	4,622
Property and equipment, net	3,088	2,726
Program license rights, excluding current portion	44	227
Broadcast licenses	22,400	14,700
Goodwill	2,730	364
Definite lived intangible assets, net	3,479	1,991
Other assets, net	321	304
Total assets	$39,597	$24,934
Liabilities
Current liabilities
Trade accounts payable	$362	$278
Accrued expenses	1,626	2,054
Current installments of program license liability	255	721
Current installments of long-term debt	313	-
Total current liabilities	2,556	3,053
Long-term debt	30,978	21,427
Other liabilities	6,715	410
Total liabilities	$40,249	$24,890

4. Long-Term Debt

 Debt at September 30, 2013 and December 31, 2012 consisted of the following:

(amounts in thousands)
	September 30, 2013	December 31, 2012

Senior Credit Facility	$122,100	$135,000
WXXA-TV Senior Credit Facility	22,000	22,000
WLAJ-TV Term Loan	10,000	-
Debt discount	(3,333)	(3,802)
Total Debt	150,767	153,198

Less:
Scheduled current maturities	(17,513)	(17,200)
Long-Term debt excluding current installments	$133,254	$135,998

Senior Credit Facility

On December 13, 2011, Company entered into a $175.0 million senior credit facility (“Credit Facility”), which provides for a $150.0 million term loan (“Senior Term Loan”) and a $25.0 million revolving credit facility (“Senior Revolving Credit Facility” or “Revolver”).

The Senior Term Loan and Senior Revolving Credit Facility will mature on December 13, 2016.  As of September 30, 2013 and December 31, 2012, the Senior Term Loan was fully drawn and the full $25.0 million was available under the Senior Revolving Credit Facility.

The Senior Revolving Credit Facility has a variable interest rate of either the London Interbank Offered Rate (“LIBOR”) or Base Rate (as defined in the agreement governing the Young Senior Credit Facility) plus the Applicable Rate (as defined in the agreement governing the Young Senior Credit Facility). The Senior Credit Facility contains covenants related to the satisfaction of financial tests.  The consolidated debt to EBITDA ratio was required to be less than 3.50 to 1.00 during the three months and nine months ended September 30, 2013.  After that date the ratio ranges from 3.50 to 1.00 to 3.00 to 1.00. The consolidated interest expense to EBITDA ratio was required to be at a minimum of 3.00 to 1.00 during the three months and nine months ended September 30, 2013. Capital expenditures were not to exceed $16.5 million for the year ended December 31, 2012. The Company is permitted to spend a maximum of $11.5 million for 2013 and $10.0 million for 2014 and beyond. The Company was in compliance with all covenants associated with the Senior Revolving Credit Facility as of and during the three months and nine months ended September 30, 2013 and September 30, 2012.

As of September 30, 2013, and December 31, 2012 the London Interbank Offered Rate (“LIBOR”) and the base rate, which is generally equal to the lender’s prime rate, applicable to our outstanding balance were 3.43% and 3.97%, respectively.   The interest was based on base plus the applicable rate for an interest rate of 3.43%.  As of September 30, 2013 the LIBOR rate was 0.18% plus a spread of 3.25% for an all-in rate of 3.43%. The applicable base rate was 3.25% plus a spread of 2.75% for an all-in rate of 6.00%. As of September 30, 2013, and December 31, 2012 there were no outstanding amounts under the Revolver. Therefore a 0.50% commitment fee is based on the amount of the undrawn $25.0 million revolver commitment applied. For the three months ended September 30, 2013 and 2012, interest expense related to the Senior Credit Facility was approximately $1.3 million and $1.5 million, respectively. For the nine months ended September 30, 2013 and 2012, interest expense related to the Senior Credit Facility was approximately $4.4 million and $4.8 million, respectively.

On July 26, 2012, the Company entered into the First Amendment to the Senior Credit Facility.  This amendment provided the Company the ability to enter into a financial relationship with its shared service partner, WXXA-TV, LLC.  WXXA had recently announced its intention to purchase the assets of WXXA-TV from Newport Television and Young, as the shared service partner was guaranteeing WXXA’s $22.0 million loan.  The amendment provided for additional future transactions of this nature, subject to certain limitations set forth in the amended Credit Agreement.

On November 29, 2012, the Company entered into the Second Amendment to the Senior Credit Facility.  This amendment provided the Company the ability to fund a tender offer to purchase 6,250 of its outstanding securities at a total price of $25.0 million (See Note 6).

In June of 2013 the Company entered into the Third Amendment to the Senior Credit Facility. This amendment provided the Company the ability to enter into the merger transaction with Media General, Inc.

Swap

On March 13, 2012, the Company entered into a swap agreement which hedged $75 million or 50% of its debt. In April 2013, the notional amount of the swap agreement increased to $91 million to include 50% of the additional debt incurred in the acquisition of WXXA and WLAJ. The Company currently uses a mark to market approach to value the swap. For the three months ended September 30, 2013, and September 30, 2012 the Company recorded income/(expense) of $0.1 million and less than $(0.1) million, respectively, for each period related to this swap arrangement within other income (expense), net on the Company’s consolidated statements of comprehensive income. For the nine months ended September 30, 2013, and September 30, 2012 the Company recorded income/(expense) of $0.2 million and $(1.0) million, respectively, for each period related to this swap arrangement within other income (expenses), net on the consolidated statements of comprehensive income.

WXXA-TV LLC Amended Credit Facility

WXXA, a consolidated VIE, entered into a $22.0 million credit agreement (“WXXA Credit Agreement”) with a third party on December 13, 2012 in order to fund the purchase of the assets of a television station in Albany, N.Y. (See Note 3). The WXXA Credit Agreement matures on December 13, 2016 and bears interest at either the Base Rate (as defined in the WXXA Credit Agreement) plus the Applicable Rate (as defined in the WXXA Credit Agreement) or the London Interbank Offered Rate (“LIBOR”) plus the Applicable Rate (as defined in the WXXA Credit Agreement). The Company irrevocably and unconditionally guaranteed the debt of WXXA on a joint and several basis with Shield Media, LLC., the immediate parent of WXXA.

As of September 30, 2013, the outstanding principal amount of the debt was $22.0 million. For the three months ended September 30, 2013, the interest expense relating to the WXXA facility was $0.3 million. For the nine months ended September 30, 2013, the interest expense relating to the WXXA facility was $0.8 million. The applicable interest rate at September 30, 2013 was 4.94%.

WLAJ-TV Term Loan

WLAJ, a consolidated VIE, entered into a $10.0 million credit agreement (“WLAJ-TV Term Loan”) with a third party on March 1, 2013 in order to fund the purchase of the assets of a television station in Lansing, MI. (See Note 3). The WLAJ-TV Term Loan matures on December 13, 2016 and bears interest at either the Base Rate (as defined in the agreement governing the WLAJ-TV Term Loan) plus the Applicable Rate (as defined in the agreement governing the WLAJ-TV Term Loan) or the London Interbank Offered Rate (“LIBOR”) plus the Applicable Rate (as defined in the agreement governing the WLAJ-TV Term Loan). The Company irrevocably and unconditionally guaranteed the debt of WLAJ on a joint and several basis with Shield Media Lansing, LLC., the immediate parent of WLAJ.

As of September 30, 2013, the outstanding principal amount of the debt was $10.0 million. For the three and nine months ended September 30, 2013, the interest expense relating to the WLAJ facility was $0.1 and $0.3, respectively. The applicable interest rate at September 30, 2013 was 4.94%.

Shield Media Credit Agreement

Shield Media LLC (and its subsidiary WXXA-TV LLC) and Shield Media Lansing LLC (and its subsidiary WLAJ-TV LLC) (collectively, “Shield Media”), entered into a new credit agreement with a syndicate of lenders, dated July 31, 2013, contingent on the satisfaction of certain conditions, primarily the successful completion of the Media General merger with Young and the termination of the existing Shield Media credit agreements. The new Shield Media term loans will refinance the outstanding aggregate $32 million term loans under one credit agreement.  Each of the existing Shield Media term loans is guaranteed on a secured basis by Young which will continue to provide its guarantee, secured by the same collateral, for the combined refinanced facility.  The new Shield Media term loan credit facility has a term of five years and will bear interest at LIBOR plus a margin of 3.25%.  Media General has also agreed to guarantee the new Shield Media term loan credit facility, contingent on successful completion of the Young merger, but only if a guarantee is permitted under the terms of its senior secured notes.

Debt Discount

In connection with the Senior Credit Facility the Company paid approximately $3.7 million of fees to the creditor, which has been recorded as a debt discount for the year ended December 31, 2011 and will be amortized over the term of the Senior Credit Facility.

In connection with the closing of the First and Second Amendments to the Senior Credit Facility and the WXXA Credit Agreement the Company paid approximately $0.6 million fees to the creditors and approximately $0.3 million fees related to the WLAJ-TV Term Loan. These fees have been recorded as a debt discount and are being amortized over the term of the Senior Credit Facility.

Risk factors related to ability to repay debt

Young conducts its operations through its direct subsidiary, Young Broadcasting, LLC (“Young Broadcasting”) and its other indirect subsidiaries, which guarantee Young Broadcasting’s debt, jointly and severally, fully and unconditionally. As a holding company, Young does not own any significant assets other than the equity in its subsidiaries and is dependent upon the cash flow of its subsidiaries to meet its obligations. Accordingly, Young Broadcasting’s ability to make interest and principal payments when due is dependent upon the receipt of sufficient funds from its subsidiaries, which may be restricted by the terms of existing and future senior secured indebtedness of its subsidiaries, including the terms of existing and future guarantees of indebtedness given by its subsidiaries.

5. Income Taxes

The Company recorded a provision of $2.9 million for the three months ended September 30, 2013 compared to a provision of $4.8 million for the three months ended September 30, 2012. The decrease is primarily as a result of $6.0 million decrease in pretax income in the three months ended September 30, 2013 versus the three months ended September 30, 2012. The Company recorded a provision of $7.3 million for the nine months ended September 30, 2013 compared to a provision of $10.7 million for the nine months ended September 30, 2012. The decrease is primarily as a result of $9.6 million decrease in pretax income in the nine months ended September 30, 2013 versus the nine months ended September 30, 2012. The effective tax rate was 40.9% and 37.2% for the three months ended September 30, 2013 and 2012, respectively. The increase in the effective tax rate is primarily the result of provision to return differences and state taxes. As a result of federal and state net operating loss carryovers, we anticipate actual cash payments for taxes to be significantly less than the total tax provision.

6. Stockholders’ Equity

Tender Offers

On January 19, 2012, the Company announced an offer to purchase for cash up to an aggregate of 36,364 securities consisting of Class A Common Stock, par value $0.01 per share (“Class A common”) and Class B Common Stock, par value $0.01 per share (“Class B Common”) at a purchase price of $3,300 per share and Warrants to purchase Class A Common at a purchase price of $3,300 per warrant (less the exercise price of the warrant) for an aggregate purchase price of $120.0 million.  The tender offer closed on February 16, 2012 with virtually full participation across the shareholder group as 99.6% of the outstanding securities were submitted for tender.  The Company’s total outstanding securities pre-tender were 125,001 consisting of 72,627 Class A shares, 2,011 Class B shares and 50,363 Lender Warrants (as defined below).  Post tender there were 88,637 total outstanding securities consisting of 51,448 Class A shares, 1,423 Class B shares and 35,766 Lender Warrants.  The $120.0 million was funded by a $65.0 million draw on the remaining funds available under the Senior Term Loan and $55.0 million from cash.

On November 20, 2012, the Company announced an offer to purchase for cash up to an aggregate of 6,250 securities consisting of Class A Common and Class B Common at a purchase price of $4,000 per share and Warrants to purchase Class A Common Stock at a purchase price of $4,000 per warrant (less the exercise price of the warrant) for an aggregate purchase price of $25.0 million.  The tender offer closed on December 19, 2012 with a similar high level of participation across the shareholder group as 91.0% of the outstanding securities were submitted for tender.  Total outstanding securities pre-tender were 88,637 consisting of 70,318 Class A shares and 18,319 Lender Warrants.  Post tender there were 82,387 total outstanding securities consisting of 65,428 Class A shares and 16,959 Lender Warrants.  The $25.0 million was fully funded from cash.

Common Stock

Young has the authority to issue 1,000,000 shares, consisting of 500,000 shares of Class A Common and 500,000 shares of Class B Common, together with the Class A Common, the “Common Stock”). The two classes are substantially identical except for voting rights.

Lender Warrant Agreement

On the date of Young’s emergence from Chapter 11 bankruptcy protection (June 24, 2010), Young issued lender warrants (“Lender Warrants”) to certain holders of the pre-petition lender claims pursuant to the Lender Warrant Agreement. The Lender Warrants are exercisable, at an exercise price of $0.01 per share, on a one-for-one basis for shares of Class A Common, at any point through December 24, 2024. The exercise of the Lender Warrants is subject to the restrictions of the Federal Communications Act, as amended, including (x) foreign ownership and voting interest restrictions and (y) multiple or cross ownership restrictions. The fair-value of the Lender Warrants was included in additional-paid-in-capital on June 24, 2010.

Dividends

The Equityholders Agreement to which Young and its equity holders are a party (the “Equityholders Agreement”) prohibits the payment of any dividend to holders of Common Stock until such time as all of the Lender Warrants have been exercised (or could be exercised without causing a violation of the Federal Communications Act.)

Outstanding Equity Securities

As of September 30, 2013 and December 31, 2012, there are 82,387 equity interests of the Company issued and outstanding. Such equity interests consist of 65,428 shares of Class A Common, and 16,959 Lender Warrants.

7. Commitments, Contingencies and Other

Network Affiliation Agreements

Each of the Company's stations is affiliated with its network pursuant to an affiliation agreement. The following chart provides details concerning the affiliation of our stations and the dates of expiration of the respective affiliation agreements:

Station	Network Affiliation	Expiration Date

WKRN-TV (Nashville, TN)	ABC	August 31, 2015
WTEN-TV (Albany , NY)	ABC	August 31, 2015
WRIC-TV (Richmond, VA)	ABC	August 31, 2015
WATE-TV (Knoxville, TN)	ABC	August 31, 2015
WBAY-TV (Green Bay , WI)	ABC	August 31, 2015
WLAJ (Lansing, M I)	ABC	December 31, 2015
KWQC (Quad Cities)	NBC	January 1, 2015
WLNS (Lansing, M I)	CBS	September 30, 2017
KELO (Sioux Falls, SD)	CBS(1)	April 2, 2015
KCLO (Rap id City , SD)	CBS	April 2, 2015
KLFY (Lafay ette, LA)	CBS	September 30, 2017
KRON (San Francisco, CA)	My Network	September 30, 2014
WXXA-TV (Albany , NY)	TV FOX	December 31, 2017

 ___________________________________

(1)	The Company also operates a separate MyNetworkTV network station using its digital broadcast in Sioux Falls, South Dakota, under an affiliation agreement expiring September 30, 2014.

Other Legal Matters

The Company is involved in legal proceedings and litigation arising in the ordinary course of business.  In the Company’s opinion, the outcome of such other proceedings and litigation currently pending will not materially affect the Company’s financial condition, results of operations, stockholders’ equity or cash flows.

Gray Management Fee

In August 2013, the Company made a payment of $7.1 million to Gray Television, Inc. in accordance with the terms of the management agreement. This was a final payment and satisfies any remaining obligations the predecessor has in relation to that agreement. The Company reversed its remaining accrued liability of $1.8 million in the third quarter of 2013 as a reduction to corporate overhead, excluding depreciation and amortization expense.

8. Subsequent Events

As indicated in a Current Report on Form 8-K filed by Media General on November 13, 2013, Media General consummated the business combination transaction between Media General and Young contemplated by the Merger Agreement on November 12, 2013. Media General also borrowed $885 million pursuant to its new credit facility on November 12, 2013. A portion of such borrowings was used to repay all indebtedness outstanding under and satisfy all other obligations of Young and its subsidiaries under Young’s existing credit facility. Concurrently, $32 million was drawn under a new Shield Media Facility and used to refinance the amounts outstanding under existing term loans of Shield Media.

CONSOLIDATED FINANCIAL STATEMENTS OF YOUNG

Unaudited Condensed Consolidated Statement of Comprehensive Income
for the Three Months Ended December 31, 2012

Net operating revenue	$71,439
Operating expenses, excluding depreciation expense	17,972
Amortization of program license rights	2,278
Selling, general and administrative expenses	14,866
Depreciation and amortization	4,170
Gain on disposal of property and equipment, net	11
Corporate overhead, excluding depreciation expense	10,077
Operating income	22,065
Interest expense	(1,833)
Other income, net	8,560
6,727
Income before income taxes	28,792
Provision for income taxes	(9,656)
Net income	$19,136

Net income attributable to the noncontrolling interests	42
Net income attributable to Young Broadcasting Group	$19,094

Other comprehensive income, after tax:
Change in unrecognized amounts included in pension obligations net of tax $318K in 2012	(500)
Total Comprehensive income	$18,636
Other comprehensive income attributable to noncontrolling interest	-

Total Comprehensive Income attributable to Young Broadcasting	$18,594